                                                                    EXHIBIT 10.1

                                             * TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                                           UNDER 17 C.F.R. SECTION 200.80(B)(4),
                                                            200.83 AND 240.24b-2

                                                      United Contract No. 163872

                              AMENDED AND RESTATED

                           UNITED EXPRESS(R) AGREEMENT

                                     BETWEEN

                             UNITED AIR LINES, INC.

                                       AND

                              MESA AIR GROUP, INC.

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                                TABLE OF CONTENTS

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
ARTICLE                              TITLE                                PAGE
-------                              -----                                ----
I.         DEFINITIONS.................................................     1

II.        SCOPE, TERM, AND CONDITIONS.................................     4

           A.  SCOPE ..................................................     4

           B.  TERM ...................................................     5

           C.  CONDITIONS..............................................     7

III.       SUPPORT SERVICES AND FACILITIES.............................     7

           A.  GENERAL.................................................     7

           B.  SPECIAL SUPPORT SERVICES................................     7

           C.  COMMUNICATIONS..........................................    10

           D.  RESERVATIONS............................................    10

           E.  OPERATIONS..............................................    11

           F.  STATION SUPPORT SERVICES................................    14

           G.  TARIFFS AND SCHEDULE PUBLICATION........................    14

           H.  SALES SETTLEMENT........................................    15

           I.  ADVERTISING AND PROMOTIONS..............................    17

           J.  AUTOMATION..............................................    17

           K.  OTHER SUPPLIES..........................................    20

           L.  CONTRACTOR ASSISTANCE...................................    21

IV.        AIR SERVICES TO BE PROVIDED BY CONTRACTOR...................    21

           A.  SCHEDULES AND CHARTERS TO BE OPERATED BY CONTRACTOR.....    21

           B.  AIRCRAFT TO BE USED.....................................    23

           C.  INVENTORY...............................................    26

           D.  FLIGHT CREWS TO BE USED.................................    26

           E.  INFLIGHT SALES..........................................    27
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
V.         OPERATING RESTRICTIONS......................................    27

           A.  UNITED EXPRESS OPERATIONS ONLY..........................    27

           B.  NO OPERATION OUTSIDE AGREEMENT..........................    27

           C.  BREACH OF OPERATING RESTRICTIONS........................    28

VI.        LICENSE.....................................................    28

           A.  GRANT OF LICENSE........................................    28

           B.  TERMS AND CONDITIONS GOVERNING LICENSE..................    28

           C.  INFRINGEMENT............................................    30

VII.       ADDITIONAL UNDERTAKINGS.....................................    30

           A.  BULK PURCHASES..........................................    31

           B.  FUEL ...................................................    31

           C.  PURCHASE BY UNITED OF PASS THROUGH COST ITEMS...........    31

           D.  UNIFORMS................................................    31

           E.  PASSES AND REDUCED RATE TRAVEL..........................    31

           F.  SIGNAGE.................................................    32

           G.  ENVIRONMENTAL...........................................    32

           H.  START-UP COSTS..........................................    32

           I.  AIRCRAFT SUBSTITUTIONS..................................    33

VIII.      RATES PAYABLE TO CONTRACTOR.................................    33

           A.  RATES ..................................................    33

           B.  OPERATING GOALS.........................................    36

           C.  MARKUP .................................................    37

           D.  WIRE TRANSFER AND RECONCILIATION........................    37

IX.        FEES PAYABLE TO UNITED......................................    38

           A.  GOVERNMENT ASSISTANCE...................................    38

X.         MAINTENANCE AND FUELING.....................................    39
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                                                                              ii
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
XI.        U.S. MAIL...................................................    39

XII.       INSURANCE...................................................    39

           A.  INSURANCE TYPES.........................................    39

           B.  30-DAY NOTICE...........................................    40

           C.  FAILURE TO MAINTAIN INSURANCE...........................    40

XIII.      LIABILITY AND INDEMNIFICATION...............................    40

           A.  EMPLOYER'S LIABILITY AND WORKERS' COMPENSATION..........    40

           B.  INDEMNIFICATION BY CONTRACTOR...........................    40

           C.  INDEMNIFICATION BY UNITED...............................    41

           D.  CONTRACTOR'S SUPPLIES LIABILITY.........................    41

           E.  UNITED DEFINITIONS......................................    43

XIV.       REPORTS.....................................................    43

           A.  CLOSE-OUT ENTRIES.......................................    43

           B.  BOARDING INFORMATION....................................    44

           C.  OPERATING PERFORMANCE...................................    44

           D.  INSPECTION..............................................    44

           E.  FINANCIAL STATEMENTS....................................    44

           F.  GOVERNMENT FILINGS......................................    44

           G.  COPY OF GOVERNMENT REPORTS..............................    45

XV.        INDEPENDENT CONTRACTORS AND UNAUTHORIZED OBLIGATIONS........    45

           A.  INDEPENDENT CONTRACTORS.................................    45

           B.  UNAUTHORIZED OBLIGATIONS................................    46

           C.  CONTRACTOR OPERATED FLIGHTS.............................    46

XVI.       DEFAULT AND TERMINATION.....................................    46

           A.  OPERATIONS DEFAULT......................................    46

           B.  COVENANT DEFAULT........................................    47

                                                                             iii
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
           C.  DEFAULT BY CONTRACTOR...................................    47

           D.  SIMILAR AGREEMENTS......................................    48

           E.  NON-COMPLIANCE WITH STANDARDS...........................    48

           F.  CONSEQUENCES OF TERMINATION.............................    49

           G.  UNITED'S LIQUIDATED DAMAGES.............................    49

           H.  RESTRICTED ACTIONS......................................    50

XVII.      ASSIGNMENT, MERGER AND ACQUISITION..........................    50

           A.  ASSIGNMENT..............................................    50

           B.  MERGER AND ACQUISITION..................................    51

XVIII.     CHANGE OF LAW...............................................    51

XIX.       TAXES, PERMITS AND LICENSES.................................    51

           A.  TRANSACTION TAXES.......................................    51

           B.  PAYROLL TAXES...........................................    52

           C.  PERMITS AND LICENSES....................................    52

XX.        REVIEW......................................................    52

XXI.       JURISDICTION................................................    53

XXII.      NOTICES.....................................................    53

XXIII.     APPROVALS AND WAIVERS.......................................    54

XXIV.      GOVERNING LAW...............................................    54

XXV.       CUMULATIVE REMEDIES.........................................    54

XXVI.      FORCE MAJEURE...............................................    55

XXVII.     SEVERABILITY AND CONSTRUCTION...............................    55

XXVIII.    ACKNOWLEDGMENT..............................................    55

XXIX.      CONFIDENTIALITY.............................................    55

XXX.       RELATED AND THIRD PARTY AGREEMENTS..........................    56

XXXI.      ENTIRE AGREEMENT............................................    56
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                                                                              iv
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
  XXXII.     REFERENCES TO TIME PERIODS...................................   56

APPENDIX A   .............................................................   58

APPENDIX B   .............................................................   59

APPENDIX C   .............................................................   60

APPENDIX D   .............................................................   61

APPENDIX E   .............................................................   63

APPENDIX F   .............................................................   64

APPENDIX G   .............................................................   66

APPENDIX H   .............................................................   68

APPENDIX I   .............................................................   77

APPENDIX J   .............................................................   78

Appendix K   .............................................................   79

                                                                               v
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                                             * TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                                           UNDER 17 C.F.R. SECTION 200.80(B)(4),
                                                            200.83 AND 240.24b-2

                           UNITED EXPRESS(R) AGREEMENT

      This Agreement, dated as of January 28, 2004, is between UNITED AIR LINES, INC., a Delaware corporation, with its worldwide headquarters located at 1200 E. Algonquin Road, Elk Grove Township, IL 60007 ("UNITED"), and Mesa Air Group, Inc., a Nevada corporation, having its principal mailing address at 410 N 44th St., Suite 700 Phoenix, AZ 85008 ("CONTRACTOR").

                                   WITNESSETH:

      WHEREAS, United holds a certificate of public convenience and necessity issued pursuant to the Federal Aviation Act of 1958 authorizing United to engage in air transportation of persons, property and mail, and is a major airline providing scheduled air service in both national and international markets;

      WHEREAS, Contractor is the parent company of a group of air carriers holding a certificate of public convenience and necessity issued pursuant to the Federal Aviation Act of 1958 authorizing them to engage in air transportation of persons and property;

      WHEREAS, Contractor is willing to cause one or more of its wholly-owned subsidiaries to perform service on behalf of United;

      WHEREAS, United owns various trademarks, service marks, trade names, logos, emblems, uniform designs and distinctive exterior and interior color decor and patterns for its aircraft, including, but not limited to, the service mark United Express (hereinafter referred to individually and collectively as "UNITED MARKS" or "MARKS");

      WHEREAS, United has entered into agreements with several regional carriers to provide air transportation services under the United Express mark for city pairs where it is generally uneconomic for United to operate such services;

      WHEREAS, United will provide Contractor, pursuant to the terms of this Agreement, a non-exclusive license to use one or more of the United Marks in connection with Contractor's United Express Services.

      NOW, THEREFORE, in consideration of the foregoing premises, mutual covenants and obligations hereinafter contained, the parties agree as follows:

I     DEFINITIONS

      A. "Apollo Services" means the computerized Apollo Reservations and Ticketing Service (or any similar or substitute service offered by or on behalf of United), which performs flight, hotel, rental car and other travel related services, reservations and ticket issuance functions.

      B. "Contractor Location"

      means any airport terminal facility where Contractor provides Contractor's United Express Services pursuant to this Agreement and Contractor, but not United, has employees stationed (including any terminal facility where Contractor provides Contractor's United Express Services pursuant to this Agreement that is different from the terminal facility from which United operates in the same airport).

      C. "Contractor's United Express Services"

      means the services or operations provided and maintained by Contractor or its affiliates in connection with providing scheduled air transportation service as a United Express Carrier and related ground and other services to United and its affiliates pursuant to the terms of this Agreement (including, without limitation, the services required under ARTICLE IV).

      D. "United Express Service Standards" or "Service Standards"

      means the procedures prescribed by United that describe United's approved standards, policies, requirements and procedures for various activities relating to the provision of air transportation services. These Service Standards are provided in APPENDIX H.

      E. "Default"

      means, individually or collectively, a SECTION A DEFAULT, a SECTION B DEFAULT, a SECTION C DEFAULT, a SECTION D DEFAULT, or a SECTION E DEFAULT, each as defined in ARTICLE XVI.

      F. "Designated Personnel"

      means all of Contractor's employees who provide Contractor's United Express Services in job classifications requiring direct public contact. Furthermore, this covers all customer service, ramp service, pilots, and flight attendants.

      G. "Effective Date"

      shall have the meaning set forth in ARTICLE II.B.

      H. "Environmental Laws"

      means all federal, state, local and foreign laws and regulations, and airport rules, regulations and policies relating to pollution or the environment, including, without limitation, laws and regulations relating to emissions to the air, discharges to surface and subsurface waters, safe drinking water, the storage, release, disposal, transport or handling of chemicals, pollutants, contaminants, wastes, hazardous substances, petroleum and petroleum products, and aircraft noise, vibration, exhaust and overflight.

      I. "Ground Handling Duties"

      means the provision of one or more of the following: (1) lavatory service,
(2) overnight cabin cleaning, (3) loading and unloading of baggage, mail and freight, (4) receipt and dispatch, (5) baggage delivery, and (6) provisioning personnel and storage space.

      J. "Ground Handling Provider" means, for each city in which Contractor operates flights in Contractor's United Express Services, either United or another entity selected by United (which, in some cities, will be Contractor) to provide ground handling services to Contractor in that city.

      K. "Joint Location"

      means any airport terminal where Contractor provides Contractor's United Express Services pursuant to this Agreement and both United and Contractor have employees stationed.

      L. "Marks" or "United Marks"

      shall have the meaning set forth in the recitals of this Agreement.

      M. "Rates"

      shall have the meaning set forth in ARTICLE VIII

      N. "Related Agreements"

      shall have the meaning set forth in ARTICLE XXX.

      O. "Revenue Passenger"

      means each passenger traveling on Contractor in connection with Contractor's United Express Services who holds a ticket (electronic or otherwise), flight coupon, voucher or other form of document that (i) entitles that passenger to board an aircraft and (ii) is issued pursuant to or in connection with a published or unpublished fare. Passengers traveling on a purchased ticket (including ID50 airline industry reduced rate tickets), wholesaler voucher, or voucher issued as denied boarding compensation, shall be considered to be Revenue Passengers. In addition, passengers traveling on a free ticket as (or as part of) a Mileage Plus(R) award or a free ticket issued in conjunction with a two-for-one fare or other similar fare established by United, shall be considered to be Revenue Passengers. A passenger traveling on any other type of free or service charge-based ticket, including, but not limited to, a site inspection ticket, or wholesaler compensation ticket, any travel agent or wholesaler traveling on a positive space or space available ticket, and any employee of United, Contractor or any other carrier traveling on either a positive space or space available ticket, shall not be considered a Revenue Passenger. All Revenue Passengers shall be considered when calculating any Monthly Incentive Payment.

      P. "Support Services"

      means those activities set forth in ARTICLE III which are related to the operation of airline services except during flight.

      Q. "Termination Date"

      shall have the meaning set forth in ARTICLE II.B.

      R. "United Express Carrier"

      means an air carrier which has been contractually given a non-exclusive license to use the mark United Express and one or more other United Marks in connection with providing air transportation service to United pursuant to an agreement between United and such air carrier.

      S. "United Location"

      means any airport terminal facility where Contractor and United both have operations and United, but not Contractor, has employees stationed.

      T. "United's Actual Cost"

      means any and all costs or expenses actually incurred by United, not including any markup by United, any allocation of administrative or overhead expenses, or any administrative service charge imposed by United.

      U. "Aircraft Used in United Express Service"

      means any type and amount of aircraft set forth in APPENDIX A.

II.   SCOPE, TERM, AND CONDITIONS

      A. SCOPE

      The scope of this Agreement pertains to type and amount of Contractor's aircraft set forth in APPENDIX A, and as it may be amended in accordance herewith from time to time.

      B. TERM

      1. TURBOPROP: This Agreement becomes effective on July 6, 2003 at 1:01 a.m., Chicago, Illinois time, on (the "EFFECTIVE DATE") and shall terminate 1 years from the effective date (the "TERMINATION DATE"), unless it is terminated at an earlier date by United giving written notice * months prior to the * anniversary of the Effective Date, or as otherwise set forth under the provisions of this Agreement. Notwithstanding the preceding sentence, those provisions of this Agreement that specifically require actions prior to the Effective Date shall be effective upon execution of this Agreement. * months prior to the Termination Date, United and Contractor shall engage in discussions regarding the potential extension of the Agreement or ramp down schedule for Contractor's United Express operations; provided, however, that the decision to extend or ramp down the Agreement shall be at United's sole discretion. The terms of any extension of the Agreement will be mutually agreed upon by Contractor and United.

            (i) DELIVERY OF TURBOPROPS: Turboprops must be delivered and ready to enter the United Express schedule on the dates described in Appendix A.

            (ii) CONSEQUENCES FOR LATE DELIVERY OF TURBOPROPS: If any Turboprop is delivered later than * after the dates set out in Appendix A other than for reasons set forth below *. If, upon inspection, an aircraft is determined by Contractor to have any damage that must be repaired, or if the aircraft is damaged after takeoff en route to Contractor for delivery, Contractor will have the choice either to repair or replace the aircraft. If Contractor chooses to repair the aircraft, the * deadline will be extended by no longer than the time spent repairing the aircraft after the original * deadline. If Contractor chooses to replace the aircraft, the * deadline will be extended by no longer than the time it would have taken to repair the aircraft. The inspection mentioned above must take place on or before *, regardless of the date of this contract, and if Contractor determines from such inspection that repairs will be necessary, Contractor must advise United of this delay by no later than * or this extension of the delivery deadline will be waived. For no other reason will the * deadline be extended. In such a case where repairs are required, Contractor will use commercially reasonable efforts to expedite the repairs to the aircraft.

      2. REGIONAL JET: This Agreement as it relates to the RJ-50 and RJ-70 (collectively, "RJ") fleet becomes effective on August 1, 2003 at 1:01 a.m., Chicago, Illinois time (the "RJ START DATE").

            a. INITIAL RJ-70: The first * 70-seat or 64-seat Regional Jet ("RJ") aircraft, as the case may be, will be divided into three tranches of *, * and * aircraft, respectively ("RJ Tranches"). The term of this Agreement for (a) the first RJ Tranche, which shall consist of the * RJ aircraft having the earliest lease expiration dates, will expire *, (b) the second RJ Tranche of * RJ aircraft will expire on *, and (c) the third RJ Tranche, which shall consist of the * RJ aircraft having the latest lease expiration dates, will expire on *. Upon expiration of this Agreement for each RJ Tranche, and if United

-----------------------------
*Confidential Treatment Requested
and Contractor do not thereupon extend the term of this Agreement for such RJ Tranche, then ramp down of the aircraft for such RJ Tranche out of the terms and conditions of this Agreement will take place gradually over * following termination at a rate of no more than * aircraft per month, to be mutually agreed upon by United and Contractor.

                  (i) DELIVERY OF INITIAL RJ-70s: RJ-70s must be delivered and ready to enter the United Express schedule on the dates described in Appendix A.

                  (ii) CONSEQUENCES FOR LATE DELIVERY OF RJ-70S: If any RJ-70 is delivered later than * after the dates set out in Appendix A, *. In the case where any of the RJ-70s cannot be delivered because of a delay by Bombardier of RJ-900s to Contractor for reasons wholly related to Bombardier manufacturing (including Bombardier employee strikes), and in the case that Bombardier can produce verifiable proof that the delivery of the RJ-900s was a) delayed (and the period of delay) and b) delayed for reasons wholly related to Bombardier manufacturing (including Bombardier employee strikes), then *.

            b. RJ-50: For * 50-seat Regional Jet ("RJ-50") aircraft, the term of this Agreement will expire no later than * and will correspond to the introduction of the * Replacement RJ 70s as outlined in ARTICLE FII.B.2.c.

                  (i) DELIVERY OF FIRST FIVE RJ-50S: First * RJ-50s must be delivered and ready to enter the United Express schedule on the dates described in Appendix A.

                  (ii) CONSEQUENCES FOR LATE DELIVERY OF FIRST FIVE RJ-50S: If any RJ-50 is delivered later than * after the dates set out in Appendix A *.

                  (iii) DELIVERY OF LAST TEN RJ-50S: Contractor must provide delivery dates for each of the Last * RJ-50s at any time at its discretion before *. Once Contractor has submitted to United the delivery dates for the Last * RJ-50s, at United's sole discretion United will be entitled to accept or decline authorization of these aircraft on an aircraft by aircraft basis. If accepted, Contractor must deliver the RJ50 on the date set out in the Last * RJ-50 Schedule. If declined, Contractor will no longer be authorized to add the declined aircraft to United Express' Fleet and no payments or penalties will be owed by United on such declined aircraft..

                  (iv) CONSEQUENCES FOR LATE DELIVERY OF LAST TEN RJ-50S: If any RJ-50 is delivered later than * after the dates set out in Last * RJ-50 Schedule, *.

            c. 15 REPLACEMENT RJ 70S: The delivery of * RJ70s will occur no sooner than the withdrawal of the * short term RJ50s on a one for one basis. * All Replacement RJ-70 deliveries (and the corresponding RJ-50 retirements) must be completed by no later than *. The term for the * replacement RJ 70s shall expire * from the delivery of each individual RJ70, but in any case no later than *.

-----------------------------
*Confidential Treatment Requested

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                  (i)   DELIVERY OF REPLACEMENT RJ-70S: Contractor must advise
United of the delivery date of each Replacement RJ-70 no later than * before the delivery date of each RJ-70. Contractor must advise United of the delivery dates of all RJ-70s no later than *. Replacement RJ-70s must be delivered and ready to enter the United Express schedule on these dates.

                  (ii)  CONSEQUENCES FOR LATE DELIVERY OF REPLACEMENT RJ-70S: *.

      C.    CONDITIONS

            1. RENEWAL OPTION. Upon expiration of this Agreement, for each RJ-70 Tranche and for the RJ-50 fleet, United may renew the term hereof for each RJ Tranche aircraft and for each RJ-50 aircraft for an additional term of *, on the then existing terms and conditions, upon at least * written notice prior to the end of such term.

PILOT CONSIDERATION for 70-seat Regional Jet Employment for Furloughed United Pilots. Contractor acknowledges that United has been required to furlough some of its pilots over the past several years. As additional consideration, with the exception of Paragraph 11 of the Letter 03-22, Contractor has agreed to provisions outlined in Letter 03-22, Letter 03-23 and Letter 03-24, "Job Opportunities for Furloughed United Pilots" between United and the Air Line Pilot Association dated August 21, 2003, August 21, 2003 and September 5, 2003, which is incorporated herein by reference. United retains the right to recall furloughed pilots hired by Contractor. Should United decide to recall aforementioned pilots within * months of any pilot's Contractor hire date, United will reimburse the aforementioned pilots for Contractor's pilot prorated training costs of $* per CRJ pilot, $* per Dash-8 pilot and $* per B1900 pilot, prorated by the number of months remaining until that pilot's * anniversary as compared to the full cost over *.

III.  SUPPORT SERVICES AND FACILITIES

      A. GENERAL

            1. SUPPORT SERVICES. United and Contractor will provide Support Services and facilities to the extent and in the manner set forth in the subsequent provisions of this ARTICLE III. All such Support Services and facilities set forth in this ARTICLE III will be furnished only with respect to Contractor's United Express Services.

            2. APPROVAL OF SUPPORT SERVICES. United reserves the right to approve or disapprove the implementation of any Support Services or facilities offered to Contractor for Contractor's United Express Services by any third party at any location. Such approval shall not be unreasonably withheld.

      B. SPECIAL SUPPORT SERVICES

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*Confidential Treatment Requested

            In addition to other services to be made available to or provided to Contractor pursuant to this Agreement, and as summarized in and in accordance with APPENDIX B (City Pairs and Ground Handling) and APPENDIX C (Contractor Support Services), United agrees that it or its designees will provide and Contractor agrees to use the following services and facilities for Contractor's United Express Services, be they provided by United or its designee:

            1. USE OF THE UNITED DESIGNATOR CODE

            All scheduled air transportation provided by Contractor as a part of Contractor's United Express Services will be displayed by United in Apollo Services, the Official Airline Guide ("OAG") and all other computerized reservations systems, using the appropriate United designator code, "UA" or "UA*," and a flight number within a range of flight numbers assigned by United.

            2. USE OF APOLLO SERVICES

            In selling and providing Contractor's United Express Services, Contractor will only use Apollo Services, including United's automated check-in, United's ticketing (including United's electronic ticketing service, E-Ticket(SM)) and boarding passes, advance seat reservation system and United's automated baggage tag printing and baggage tracing systems.

            3. PARTICIPATING IN UNITED'S MILEAGE PLUS(R) PROGRAM

            At United's discretion, all passengers with paid tickets traveling on a flight segment included in Contractor's United Express Services, whether or not in conjunction with a United flight segment, will be awarded mileage credits for United's Mileage Plus Program or any other frequent flyer program as specifically approved by United. Contractor shall not participate in the frequent traveler program of any other carrier in connection with Contractor's United Express Services, unless otherwise mutually agreed between United and Contractor in writing. United has sole discretion concerning decisions relating to accrual or redemption of award travel on Contractor's United Express flights. In addition, United will bear the cost of providing redemption travel and receive all revenue and benefits from the sale of frequent flyer credits (e.g. miles) related to Contractor's United Express service.

            4. USE OF UNITED TICKET STOCK, BAGGAGE TAGS AND TICKET WALLETS

            In selling air transportation of passengers and property, both on-line and off-line, Contractor will use only United passenger ticket stock, ticket wallets and baggage tags in connection with Contractor's United Express Services. Unless otherwise agreed, United will provide to Contractor all United passenger ticket stock, United airway bills, United cargo bills and other shipping documentation for all Contractor's United Express Services, and United will provide to Contractor ticket wallets and baggage tags for Joint Locations and United Locations only; provided that such quantities do not exceed reasonable levels. Contractor shall reimburse United, at United's Actual Cost, for all documentation requested by Contractor. Ticket wallets, baggage tags and other passenger processing documents approved by United will be acquired by Contractor for all Contractor Locations through a supplier designated by United. Contractor shall be required to convert to the use of different ticket wallets, baggage tags and other passenger processing documents upon * prior written notice to Contractor by United.

            5. CREDIT CARD SALES AND REJECTS; BAD CHECKS

            Contractor will use only credit-industry or airline-industry standard credit card vouchers and receipts in connection with credit card sales for tickets, cargo, excess baggage or other services on Contractor's United Express Services. * Contractor will reimburse United for the expenses of such discount fees and credit card rejects. Contractor will absorb the risk of bad checks used as payment for tickets and vouchers written by Contractor for passage or freight in connection with Contractor's United Express Services.

            6. DENIED BOARDING

                  a. In the event of voluntary or involuntary denied boardings, Contractor shall make a good faith effort to rebook United Express customers on the next available flight operated by one of United's code share partners, such as US Airways, or a Star Alliance partner, provided that the routing is logical and does not seriously inconvenience the customer.

                  b. Contractor is required to provide to United, upon specific written request from United, specific station information regarding the weight restrictions and aircraft limitations which could results in Denied Boardings. Such requests shall be made by United's Revenue Management Department (WHQIM) and responses from Contractor shall be provided within * weeks of such request.

                  c. United will pay Contractor the Unit Rates per completed passenger for interrupted trip expense (RJ-50 and RJ-70 only) as set forth in Appendix D. Contractor and United agree to review the interrupted trip expense six months after execution of this agreement. If Contractor's actual uncontrollable costs are below $* per passenger, Contractor will reduce this rate to the actual cost for the remainder of this agreement.

            7. TICKET AND BAGGAGE HANDLING FEES

            All ticket handling, baggage handling and other service charges and fees assessed by carriers other than United relating to Contractor's services (including, but not limited to, Contractor's United Express Services) will be absorbed directly by United.

            8. CUSTOMER SERVICE TRAINING

            On a schedule, at a place, to an extent, for a number of persons, and in a manner determined by United, United will provide training for Contractor's instructors

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*Confidential Treatment Requested
that United deems sufficient to permit Contractor's instructors to be able to provide and train others to provide customer services for Contractor's United Express Services. Contractor will have no obligation to pay United for such training. However, Contractor agrees to adhere to the United Express Standards of Service as outlined in APPENDIX H for all Customer Service of their United Express flights.

      C. COMMUNICATIONS

            1. TELEPHONE AND DATA LINES

            United, at its expense, will provide and maintain or arrange for the provision of reservations telephone lines connecting the cities served by Contractor in connection with Contractor's United Express Services with United's Reservations Centers. United, at its expense, will establish, operate and maintain or arrange for the provision of the data circuits from Contractor's airport ticket offices and other selected locations linking the United-approved data processing equipment at those locations with Apollo Services. United, at its expense, will also provide and arrange for Contractor's SOC Communication with Apollo Services. United will determine, at its sole discretion, the necessity and feasibility of installing all such communications equipment. All other telephone expenses, such as Contractor's long distance expenses shall be borne by Contractor as a station operating expense.

            2. PROTECTION OF CIRCUITS

            Contractor will take all necessary precautions to protect the data circuits provided for Contractor's use pursuant to this Agreement by United or its designee.

      D. RESERVATIONS

            1. RESERVATIONS FUNCTIONS

            United agrees to provide, at its expense, the following reservations functions for Contractor's United Express Services:

                  a. Answering reservations telephones, providing information regarding schedules and fares, making bookings and providing other services normally associated with airline reservations services in accordance with United's established procedures.

                  b. Providing personnel so that telephone calls are answered at a service level determined by United.

                  c. Answering all calls terminating on specified telephone lines as United or United Express, at United's option.

                  d. To the extent practicable, re-accommodating and notifying passengers of confirmation on United, Contractor and other airlines and clearance from wait-list.

                  e.    Reviewing and processing inbound prepaid ticket advices.

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                  f.    Providing reservations services to the hearing impaired
via a special telephone number during normal business hours.

            2. APOLLO SERVICES ACTIVITIES

            Contractor agrees to use Apollo Services for the following activities for Contractor's United Express Services, which are to be provided by
United:

                  a. Establishment, maintenance, display and change of passenger name records (PNRs).

                  b. Confirmation of passengers against seat inventory on Contractor's United Express Services and United's scheduled flights and on other airlines where flight availability is maintained in Apollo Services.

                  c. Maintenance of seat availability for Contractor's United Express Services scheduled flights.

                  d. Transmission of availability status messages (AVS) for Contractor's United Express Services scheduled flights to other airlines with which United has an agreement in accordance with Standard Industry Passenger Procedures (SIPP).

                  e. Process inbound reservations messages received from ARINC addressed to Contractor.

                  f. Routing of all inbound messages received from ARINC, other than as stated in ARTICLE III.A.1.d above, to a computer message queue.

            3. CRS FEES

            Computer Reservations System ("CRS FEES") charged to Contractor as a result of passengers booked on Contractor's United Express will be passed through to United without markup and subject to invoice audit by United. As soon as possible, United shall pay such CRS fees on behalf of Contractor.

      E. OPERATIONS

            1. SCHEDULED SERVICE UPDATE

            Contractor will provide accurate updates of its flights' planned and actual departure and arrival times (including updates of irregularities) in Apollo Services as soon as the planned flight schedule is changed and the flight departs and arrives or suffers an irregularity. Specifically, this includes updating the out, off, on and in times for the aircraft within * minutes of the occurrence of each event. In the event of flight delays, cancellations or other schedule irregularities affecting Contractor's United Express Service flights, and as soon as information concerning such irregularities is available,

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Contractor shall update Apollo Services to reflect such information and, when requested by United, notify the designated United organization. For delayed flights, Contractor shall provide updates to Customers and Apollo in no less than * minute intervals. For purposes of this Agreement, such scheduled and actual departure and arrival and irregularity information shall be known as "FLIFO." United will notify Contractor in writing as soon as practicable after United determines that Contractor has failed to update FLIFO in a timely and accurate manner. If Contractor fails * times in any consecutive * period (the "FLIFO THRESHOLD") to update FLIFO in a timely and accurate manner as soon as it becomes evident to Contractor that a schedule deviation shall take place, then upon notification by United to Contractor, Contractor shall pay United damages of * for each occurrence over and above the first * occurrences during such *. United agrees to bill Contractor any amount owed under this Section within * after the end of each calendar * period during which Contractor has exceeded the FLIFO Threshold. Such damages shall be United's exclusive remedy for Contractor's non-compliance with this paragraph and may be collected by setoffs against other amounts owed by United to Contractor hereunder.

            2. NO FLIGHT DISPATCH DUTY

            Contractor will be solely responsible for, and United will have no obligations or duties with respect to, the dispatch of Contractor's flights. For the purposes of this ARTICLE 2, the term "dispatch" will include, but will not be limited to, all planning of aircraft itineraries and routings, fueling and flight release.

            3. COMPLIANCE WITH STATUTES

            Contractor hereby represents, warrants and covenants that all air transportation services performed by it pursuant to this Agreement or otherwise will be conducted in full compliance with all applicable statutes, orders, rules and regulations, whether now in effect or hereafter promulgated, of all governmental agencies having jurisdiction over Contractor's operations, including, but not limited to, the Federal Aviation Administration ("FAA") and the Department of Transportation ("DOT"). Contractor's compliance with such governmental statutes, orders, rules and regulations will be the sole and exclusive obligation of Contractor and United will have no obligation, responsibility or liability, whether direct or indirect, with respect to such matters except as otherwise expressly provided herein. Additionally, Contractor will comply during the term of this Agreement with the United/United Express Safety Standards, as described on APPENDIX G.

            4. WEATHER INFORMATION SERVICE

            From time to time and upon the request of Contractor or its flight crews, United may furnish Contractor's flight crews with such U.S. Weather Bureau information or data as may be available to United; provided that (i) in furnishing any such weather information or data to Contractor, neither United nor its employees or agents will be

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responsible or liable for the accuracy thereof and, (ii) any and all costs or expenses associated with such weather information or data are carrier controlled costs and will be paid by Contractor.

            5. FLIGHT INTERRUPTION MANIFESTS

            Contractor shall use United FIMS to rebook customers who are denied boarding on any United Express flight. Contractor's Customer Service employees shall rebook the customer based on the ticketed class of service. If Contractor's employees upgrade the customer inappropriately, United will bill Contractor for the incremental cost of the upgrade. Contractor shall use reasonable best efforts to rebook customers on United code share (e.g. US Airways) or Star Alliance partner flights provided it does not seriously inconvenience the passenger.

            6. DIVERSIONS

            United will pay Contractor under the terms of this Agreement for all Contractor United Express diverted flights that are completed within * hours of the scheduled arrival time. The cost of busing will be borne by the Contractor at all times and is not reimbursable by United. Contractor will use its best efforts to assure that no bus segment exceeds * as defined in the Apollo mileage database. In the event a diverted flight is not completed within the * hour time frame, United will pay Contractor for the originally scheduled departure provided that both of the following conditions apply (i) the diversion is outside of the control of Contractor and (ii) the destination airport was open for FAR Part 121 flights at the time of departure and forecasted to be open at the time of arrival. Contractor will pay for any repositioning costs, which costs shall not be reimbursable by United. Upon request by United, Contractor and United agree to meet to discuss opportunities to reduce the number of Contractor diversions and costs associated with such diversions.

            7. GROUND DELAY PROGRAM

            Contractor will participate in United's ground delay program, which stipulates that United may request Contractor to cancel, and Contractor shall cancel, flights to free ATC slots at a hub when the FAA or United's Station Control Center has initiated a Ground Delay Program ("GDP"). For cancellations requested by United as part of the GDP, and in accordance with ARTICLE VIII, United shall pay Contractor only a portion of the amounts normally due had the flights not been cancelled.

            For flights cancelled under the GDP program, United will pay Contractor only the *. No payments will be made with respect to the * that correspond to * in these categories. The Ground Delay Program will not affect payments in the following three categories unless specifically included above:
*.

            8. STATION OPERATIONS CENTER (SOC) - HUB LOCATIONS

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            At United's request, Contractor shall provide adequate staffing in the United Airlines SOC of each designated hub city at United's request. If the number of departures in any single hub exceeds * per day, Contractor will provide, at Contractor's expense, a full-time representative at United's request. Such staffing will be provided during all normal hours of operation. If the number of daily departures does not exceed * per day, then Contractor will provide a point of contact and make a representative available on a limited basis as requested by United.

      F. STATION SUPPORT SERVICES

      United will provide or cause to be provided, at its expense, to Contractor certain support services as set forth on APPENDIX C, at the United Locations and Joint Locations set forth in APPENDIX B; provided that United shall have the right to add, delete or otherwise modify the services described on APPENDIX B if United provides Contractor with * prior written notice of such modification; provided, however, United shall use commercially reasonable efforts to notify Contractor with * prior written notice. United agrees to reimburse Contractor only for * incurred by Contractor as a result of a United requested location change within a current station under this Section. *. At Contractor Locations, Contractor will provide or cause to be provided at least those services and facilities set forth in APPENDIX C. All such station support services will be provided as of the Effective Date unless otherwise stated.

      G. TARIFFS AND SCHEDULE PUBLICATION

            1.    GENERAL

            United shall have the sole right and power to establish and modify, from time to time, the fare/rate classes and fare/rate levels (including through fares) and fare/rate descriptions for all Contractor's United Express Services in the city pairs operated by Contractor under this Agreement, in a manner consistent with pricing (including joint fares) established by United. United shall comply with applicable governmental regulations pertaining to public disclosure of fares, rates and rules tariffs and shall pay for any fines or civil penalties incurred by Contractor as a result of violations by United thereof, and for the cost of defense of such claims of violations including the cost of defending or negotiating the terms of a consent order or decree.

            2.    PASSENGER FARE TARIFFS

                  a. All passenger fare tariffs published for Contractor's United Express Services shall be included as part of United's tariffs.

                  b. Contractor shall notify the Airline Tariff Publishing Company or any successor company performing the same or equivalent services ("ATPCO") that United is authorized to supply, modify or withdraw such rates with ATPCO. United may file changes to such fares from time to time with ATPCO as UA fares.

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            3.    AIR FREIGHT AND MAIL RATES

            For all markets operated by Contractor under this Agreement, United shall have the sole right and power to establish and modify from time to time all air freight and cargo rates and mail rates covering mail, general commodity, small package delivery (SPD) and priority air freight shipments and all other air transportation services (other than mail delivery) for Contractor's United Express Services in these markets. All such airfreight rates for Contractor's United Express Services shall be included as part of United's airfreight and cargo rates tariffs. Contractor shall notify ATPCO that United is authorized to supply, modify or withdraw such rates with ATPCO.

            4.    TIMETABLES

            United will reflect Contractor's United Express Services in computerized reservations systems, United's internal reservations system and Contractor's United Express Services flight connections to United will be listed as UA connections. United will provide information such that references in computerized reservations systems, United's internal reservations system and joint city timetables to Contractor's United Express Services will also contain notations indicating that such services are performed by Contractor as an independent contractor under the appropriate United Marks. A similar notation will be made in the OAG or any successor publication commonly used by the airline industry for the dissemination of schedule information. Such notations shall comply with all applicable regulations of DOT.

      H. SALES SETTLEMENT

            1.    PAYMENTS TO UNITED

            Contractor will wire transfer to United an amount equal to Contractor's Total Net Sales Receipts collected at all Contractor Locations. "TOTAL NET SALES RECEIPTS" equals total gross sales receipts for all passenger tickets, airway bills, cargo bills, mail fees, reimbursement for operational denied boarding and other tickets issued by Contractor for Contractor's United Express Services (less refunds thereon paid out by Contractor), collected by Contractor during the applicable period. The frequency of the wire transfer will be *, for all Total Net Sales Receipts collected during the preceding *. Contractor's wire transfer will be made by 11:00 a.m. local time to the following bank account:

            Bank One
            1 Bank One Plaza
            Chicago, IL  60670
            *

Contractor will also require its employees and agents to forward to United, on a daily basis, all auditors ticket coupons, airway bills, cargo bills, lift documentation, reports, exchange orders and refund detail issued by Contractor in connection with Contractor's


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United Express Services during the previous day in accordance with the sales and reporting procedures specified by United.

            2.    SET OFF AMOUNTS

            In addition to the terms of ARTICLE VIII and the other provisions hereof, but subject to the terms of ARTICLE XIII, the payment for transportation furnished by Contractor may be reduced in order to set off:

                  a.    amounts owed by Contractor to United for:

                        (i) actual loss of revenue resulting from a failure on the part of Contractor to properly effect a sale pursuant to United's Customer Service Policies and Procedures applicable to the sale of tickets; and

                        (ii) fraudulent, grossly negligent or erroneous acts of employees of Contractor which cause United to suffer a loss;

                  b. such other adjustments as may be mutually agreed to by the parties from time to time; and

                  c. any other undisputed amounts owed by Contractor to United under this Agreement.

            United will provide Contractor with supporting documentation for such intended adjustments. Contractor shall have the right to object to any such adjustment by providing United with written notice of its objection, together with supporting documentation, within * after its receipt of Contractor's objection. United agrees to negotiate in good faith with Contractor in order to resolve all such disputes within * after its receipt of Contractor's supporting documentation.

            3.    MODIFIED PROCEDURES

            United and Contractor by mutual written agreement may establish alternative or modified passenger sales procedures in order to accommodate tickets and exchange orders issued by air carriers which are not participants in the Airline Clearing House, Inc. ("ACH").

            4.    AUDITS

            During the course of this Agreement, United, or an outside 3rd party contracted by United, may conduct one (1) on-site audit of all records (including, but not limited to, work papers of accountants) pertaining only to Contractor's United Express operations. This will include, but is not limited to, (i) tickets, air way bills, cargo bills, exchange orders, refunds and other records relating to sales and refund activity pertaining to Contractor's United Express Services and (ii) all financial records related only to

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Contractor's United Express Services pertaining to the actual costs for services provided by Contractor to United as well as the calculation of the rates and margin payable to Contractor related to Contractor's United Express Services. Notwithstanding the foregoing, at any time, United, or an outside 3rd party contracted by United, may conduct on-site audits of all records (including, but not limited to, work papers of accountants) relating to Pass Through Costs pertaining to Contractor's United Express Services.

      I.    ADVERTISING AND PROMOTIONS

            1.    TRAVEL CERTIFICATE PROGRAM

            United will allow Contractor to accept, and Contractor agrees to accept, United/United Express Amenities, Promotional Discount(s) and/or Free Travel Certificates on Contractor's flight segments, whether or not in conjunction with a United flight segment.

            2.    RIGHT TO ADVERTISE USING MARKS

            To the extent Contractor is licensed to use the Marks, Contractor may in its capacity as a United Express Carrier and at its sole expense, with no reimbursement from United, use the marks to advertise Contractor's United Express Services. However, any and all such advertisements using one or more of the United Marks will identify United as the owner of those United Marks (including in any state company name registrations required of Contractor), and to the extent that any Mark is registered, will so specify. Notwithstanding the above, no advertisement, solicitation, document or other material using any United Mark will be published or otherwise promulgated without United's prior inspection and approval. No advertising that relates in any way to United, United Express or Contractor's United Express Services will be placed by Contractor with an outside advertising agency unless United has given its prior consent regarding copy, layout and the specific media plan. In addition, where United has agreed to share the costs of any such advertising, Contractor will obtain the prior consent of United regarding the funds to be expended for such advertising.

            3.    PRIOR APPROVAL OF UNITED

            Contractor agrees that it will not use (or attempt to register) any United trade name or service mark, including, but not limited to, the names "UNITED AIR LINES, INC.," "UNITED AIRLINES," or "UNITED," or United's logo in any advertising, or other document or material without first obtaining United's prior approval of each such use.

      J.    AUTOMATION

            1.    USE AND PROTECTION

            Contractor will use internal United Apollo Services automation. Contractor agrees to comply with and abide by all terms and restrictions imposed by United on the use of Apollo Services and associated Automation Equipment, as defined below.

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

Contractor agrees that all instructions, procedures and manuals provided by United in connection with Contractor's use of Apollo Services and Automation Equipment ("AUTOMATION INFORMATION") are and will remain the property of United. Contractor acknowledges that Apollo Services contains software that is confidential and proprietary information of United or its affiliates (such as Galileo International) or any successor thereto. Contractor further agrees that it will not (or cause any third party to) duplicate, copy or otherwise reproduce any such software or Automation Information or furnish or disclose any such software or Automation Information to any other party or to Contractor's employees other than such employees who have a need to know and who are aware of and understand the confidential and proprietary nature of the software and Automation Information.

            2.    INSTALLATION AND TRAINING

            United shall install or cause to be installed a minimum of one terminal plus associated equipment for printing messages, data, air tickets, boarding passes and baggage tags ("AUTOMATION EQUIPMENT") at Contractor's airport locations and selected administrative locations. United will determine, in the exercise of its sole discretion and judgment, the necessity and feasibility of installing and upgrading Automation Equipment, so long as the quantity and quality of Automation Equipment installed at Contractor's airport locations are sufficient to permit Contractor to satisfy the standards for Contractor's United Express Services under this Agreement. Any and all modifications, enhancements, improvements or developments pertaining to the Automation Equipment, or other new related technology, may be made available to Contractor by United, in its sole discretion, under terms and conditions to be determined by United on a case-by-case basis. United will train Contractor's instructors, as applicable, in the proper use of Apollo Services and Automation Equipment as described in the Customer Service/Reservations Handbook or any other related United guidelines. Contractor agrees to establish a training program with internal instructors. Only qualified personnel who have satisfactorily completed a United prescribed training program will be permitted to operate any Automation Equipment (hereinafter "DESIGNATED USERS"). United may, at its discretion, monitor or test the proficiency level of Designated Users. If United determines that their proficiency levels are insufficient for the proper use of the Automated Equipment or Apollo Services, then Contractor must arrange for its Designated Users to undertake any further training which United determines necessary to bring such Designated Users to the desired proficiency level.

            3.    STANDARDS OF USE

                  a. To maintain an effective interconnection between Apollo Services and the Automation Equipment and to prevent misuse thereof, Contractor agrees that Apollo Services and the Automation Equipment will be used and operated (a) in strict accordance with operating instructions provided by United or its affiliates in the Customer Services Policies and Procedures, United's Computer Security Regulations (Series 5-18), and any other related United or affiliate guidelines, and (b) solely for the performance of the specific business functions designated by United. Any undesignated business use and all non-business uses are strictly prohibited. Prohibited uses include,

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but are not limited to, personal messages, servicing subscribers, travel agencies, or any other third party, training any other party or any other use designated as prohibited in the Apollo Services Manual. Contractor will maintain a list of all employees and agents who have access to Apollo Services and their assigned file numbers and passwords. United may at any time deny access to Apollo Services to any employee of Contractor if such employee is found by United to have abused Apollo Services or the Automation Equipment. Contractor will take all precautions necessary to prevent unauthorized operation or use of Apollo Services and the Automation Equipment.

                  b. Contractor will not alter or change the Apollo Services display as provided by United or its affiliate without the written consent of United. Contractor may not provide Apollo Services or its database to any other person or entity without the written consent of United.

                  c. Except as expressly permitted in this Agreement or other written agreement with United, Contractor will not cause any Apollo Services (including, but not limited to, its software, data bases, intellectual property, and customer information) to be used (as a basis for any software development or otherwise), commercially exploited, copied, redistributed, retransmitted, published, sold, rented, leased, marketed, sublicensed, pledged, assigned, disposed of, encumbered, transferred, or otherwise altered, modified or enhanced, without the express written permission of United.

                  d. Contractor will not engage in any speculative booking or reservation of space for any airline, hotel, rental car company, or any other vendor's service or product available through Apollo Services.

            4.    MAINTENANCE, REPAIR AND MODIFICATION

                  a. United will provide or cause to be provided to Contractor repair and maintenance services required for the Automation Equipment at United's expense. To maintain an effective interconnection between the Automation Equipment and Apollo Services and to preserve the functional integrity of the Automation Equipment, neither Contractor nor any third party, other than a third party designated by United, will perform or attempt to perform maintenance, repair work, alterations or modifications, of any nature whatsoever, to the Automation Equipment. Contractor will provide free positive space travel on Contractor's flights for United's Computer Terminal Technicians or replacements when such travel is for the purpose of repairing Apollo Services or any Automation Equipment.

                  b. Contractor will reimburse United for the costs of any such repairs or maintenance attributable to Contractor's willful misconduct, gross negligence, or persistent, negligent acts or omissions.

                  c. United or its designee will have the right to enter upon any Contractor location during Contractor's business hours for the purpose of monitoring Contractor's operation of the Automation Equipment and Apollo Services, inspecting the Automation Equipment, performing such repairs or maintenance as may be necessary or removing the

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Automation Equipment; provided, however, that United will not during the course of such monitoring, inspection, repair, or removal unreasonably interfere with Contractor's business.

            5.    DOWNTIME

            United will notify Contractor of any scheduled or pre-announced downtimes of Apollo Services.

            6.    NO WARRANTY; RELEASE

                  a. UNITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE AUTOMATION EQUIPMENT OR APOLLO SERVICES.

                  b. CONTRACTOR HEREBY WAIVES AND RELEASES UNITED AND ITS AFFILIATES, AND THEIR SUCCESSORS FROM ANY AND ALL OTHER OBLIGATIONS AND LIABILITIES AND ALL RIGHTS, CLAIMS AND REMEDIES OF CONTRACTOR AGAINST UNITED OR ITS AFFILIATES, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, DUE TO ANY DEFECTS, ERRORS (INCLUDING, WITHOUT LIMITATION, ANY ERRORS IN RESERVATIONS AVAILABILITY RECORDS), MALFUNCTIONS OR INTERRUPTIONS OF SERVICE TO APOLLO SERVICES OR THE AUTOMATION EQUIPMENT, INCLUDING ANY LIABILITY, OBLIGATION, RIGHT, CLAIM OR REMEDY IN TORT, AND INCLUDING ANY LIABILITY, OBLIGATION, RIGHT, CLAIM OR REMEDY FOR LOSS OF REVENUE OR PROFIT OR ANY OTHER DIRECT, INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES.

            7.    OWNERSHIP AND LIENS

            It is understood and agreed that: (i) all Automation Equipment will remain the sole property of United; (ii) Contractor will not remove any identifying marks from any Automation Equipment; (iii) Contractor will not subject the Automation Equipment to any lien or encumbrance; and (iv) Contractor will return the Automation Equipment to United immediately upon the termination of this Agreement.

      K. OTHER SUPPLIES

            1. Contractor will pay United, for United's * for all forms, documents, papers and supplies which are required in the normal course of Contractor's United Express Services under this Agreement and which are furnished by United or its designated vendors including;

                  a. Baggage tags and ticket wallets at Joint Locations and United Locations, and

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                  b.    Passenger ticket stock, city timetables, United airway
bills, United cargo bills and other shipping documentation at Contractor Locations, United Locations and Joint Locations.

            2. Contractor will provide and only use United's flight interruption manifests, unless directed to do otherwise, for the rerouting of passengers resulting from denied boarding or the delay or cancellation of Contractor's United Express flights.

            3. United shall issue an invoice to Contractor for all supplies purchased from United, however such expenses shall be paid through the ACH and the invoice to Contractor will be net of cash received by United via ACH.

      L. CONTRACTOR ASSISTANCE

      Contractor will furnish United with all information in Contractor's possession or that can be reasonably produced by Contractor that United may require to carry out the services and functions contemplated by this ARTICLE III.

IV.   AIR SERVICES TO BE PROVIDED BY CONTRACTOR

      A.    SCHEDULES AND CHARTERS TO BE OPERATED BY CONTRACTOR

            1.    UNITED EXPRESS SCHEDULE

                  a. Commencing on the Effective Date of this Agreement, Contractor will provide Contractor's United Express Services in the markets determined by United. At least * prior to the start of operations, United will provide an initial list of city pairs and flight schedules. Contractor and United will determine a mutually viable ramp-up plan for implementation of service. United acknowledges that other contractual restrictions limit Contractor's ability to provide United Express service in Phoenix, Arizona.

                  b. Subsequently, United will provide at least * notice of any planned schedule changes. United may under extraordinary circumstances provide less than * notice on city pairs to be served, which Contractor shall use reasonable efforts to accommodate.

                  c. United agrees that all flight schedules for Contractor's United Express Services will provide sufficient aircraft routings to ensure Contractor's ability to rotate aircraft in and out of its current or future maintenance bases for required line maintenance at no additional cost to United. United acknowledges Contractor may require additional maintenance facilities to accommodate its maintenance requirements. These facilities, if constructed, will result in no additional expense to United.

            2.    CODE SHARE LIMITATION

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            As of the date of this Agreement, but subject to Contractor's existing contractual code-share agreements, Contractor represents that it does not plan, nor will it, operate pursuant to a marketing or code share relationship in a hub operation with any party other than United at the following airports: * for the term any binding Agreement. Contractor may, however, fly to aforementioned airports under codeshare or marketing relationships from another carrier's hub (other than from aforementioned airports) as a `spoke service'. In the event that Contractor acquires another entity during the course of this agreement with marketing or codeshare operations at any of the aforementioned airports, United agrees to allow Contractor to continue operations at such airports at levels of operations consistent with the acquirees right of operation at the time of acquisition. In addition, Mesa will use commercially reasonable efforts to amend its existing contractual commitments to provide for the above Codeshare Limitations.

            3.    UNITED SCHEDULE CONSENT REQUIRED

            United hereby gives its consent for Contractor to operate its scheduled air service as a United Express carrier only between the cities mutually agreed upon by Contractor and United. Such city pairs may be changed or withdrawn by United from time to time subject to (i) a minimum of * prior written notice to Contractor, and (ii) compliance with any regulatory requirements with respect to service to affected airports. Contractor will ensure that any of its requests for changes in the use by Contractor of the "UA" or "UA*" code on future routes or in the flight frequencies or city pairs, or any of them, as operated or served by Contractor (whether necessitated by altered connections, operating experience or other reason) must be submitted to United at least * prior to the effective date of such change. All such changes must be approved in advance by United. The requests for such changes, and the approvals thereof, must be made in writing, by mail, facsimile, telegram, telecopy or other electronic message transmittal. If upon review of Contractor's request, the parties mutually agree to make a Contractor requested change, and the automation equipment needed to implement the change is available, then such change will be made as soon as reasonably practicable within the aforementioned
* period. Within the operating capability of the aircraft used by Contractor, as described in ARTICLE IV.B, and subject to the provisions with respect to changes in city pairs as provided above, Contractor will comply with all requests by United to increase, decrease or in any other way adjust or terminate the flight frequencies or city pairs, or both, as operated and served by Contractor pursuant to this Agreement.

            4.    CHARTER

            Contractor shall be prohibited from providing charter flights in any aircraft used in Contractor's United Express Services, without the prior written consent of United, which consent shall not be unreasonably withheld. Contractor shall be permitted to retain all revenues from such approved charters. However, Contractor agrees to pay United a fee of $* per block hour for use of any chartered RJ-50 aircraft, $* per block hour for use of any chartered RJ-70 aircraft, and $* per block hour for use of any chartered TurboProp aircraft covered under this Agreement (both United liveried and

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spare aircraft). However, in the event that the charter is for a legally registered, 501-(C)(3) (not for profit) charity, Contractor agrees to provide in writing to United the name of the charity and United agrees to waive the entire per block hour fee for up * annual round trips, in the aggregate of charities. In the case of each such charter, Contractor hereby agrees that it will not (and it will not permit others to) operate, promote or otherwise market the charter under the United Express name, the UA or UA* designator code or any other United Marks or identification (excepting only the unavoidable use of United Express liveried aircraft and permanent airport signage). Contractor shall provide written notice to United of any charter flight using aircraft used in Contractor's United Express Services prior to the later of (i) the * prior to the date of such charter flight or (ii) * business days after Contractor's receipt of the request for such charter flight. Contractor agrees not to provide any charter flight using aircraft used in Contractor's United Express Services if United provides written notice to Contractor stating that United elects to require that Contractor not provide such charter flight, so long as Contractor receives United's notice prior to the * business day after United's receipt of Contractor's notice.

            5.    CHANGES INPUT TO RESERVATIONS SYSTEMS

            Changes to Contractor's schedules as set forth in this ARTICLE IV and which otherwise are in accordance with the terms and conditions of this Agreement will be submitted by Contractor for input into United's internal reservations system and computerized reservations systems. At no time may Contractor make any changes to flights operated by United or any other carrier.

            6.    OPERATING COMMITMENT

            Contractor agrees to operate Contractor's United Express Services in order to provide air transportation services scheduled pursuant to this ARTICLE
IV. (as modified from time to time) throughout the term of this Agreement.

      B. AIRCRAFT TO BE USED

            1.    AIRCRAFT TYPES.

            Unless otherwise agreed by United, Contractor will provide Contractor's United Express Services with the type and amount of aircraft set forth in APPENDIX A and under the terms and conditions of ARTICLE II.B.2. The aircraft will be scheduled, taking into account heavy scheduled maintenance requirements and the spare ratio indicated in ARTICLE IV.B.2 below unless otherwise outlined in APPENDIX A.

                  1. In accordance with the terms and conditions of this Agreement, Contractor is authorized to fly the following aircraft under Contractor's United Express Services:

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                        a.    * BOMBARDIER DASH-8-200 aircraft, which Contractor
shall cause to be delivered in a consistent with APPENDIX A and under the terms and conditions of ARTICLE II.B.2;

                        b. INITIAL * CRJ-700 aircraft, which Contractor shall cause to be delivered in a timeline consistent with APPENDIX A and under the terms and conditions of ARTICLE II.B.2;

                        c. * CRJ-200 aircraft, which Contractor shall cause to be delivered in a timeline consistent with APPENDIX A and under the terms and conditions of ARTICLE II.B.2;

                        d. * REPLACEMENT CRJ-70S aircraft, which Contractor shall cause to be delivered in a timeline consistent with APPENDIX A and under the terms and conditions of ARTICLE II.B.2;

                        e. Options on another * RJ-50s and/or RJ-70s to be delivered pursuant to a mix and delivery schedule to be agreed upon by Contractor and United.

            2.    TECHNICAL SPECIFICATIONS

                  a. The aircraft and any replacement aircraft utilized by Contractor pursuant to this ARTICLE IV.B will bear those United Marks which are expressly designated by United, whether included on APPENDIX A or otherwise established by United. United acknowledges for operational reasons Contractor may operate one Contractor TurboProp white tail aircraft under this Agreement. Any white tail aircraft covered in this Agreement shall be used solely for United Express service unless another aircraft of equal or greater capability and capacity is substituted for the white tail. If the substitution is expected to exceed * days, Contractor shall provide written notice thereof to United. Technical specifications covering aircraft colors, schemes, United Marks and other elements of exterior and interior aircraft decor will be provided to Contractor by United. Except as provided herein, Contractor will have all aircraft used to provide Contractor's United Express Services painted and decorated with the exterior and interior color decors and patterns specified by United at Contractor's sole expense. In accordance with the technical specifications referenced in this ARTICLE IV.B.1, Contractor will be responsible for maintaining all of its aircraft.

                  b. In addition to the use of the United Marks on its aircraft, Contractor will use and display a suitable sign or insignia on the exterior of its aircraft that identifies Contractor as the operator of the services being provided pursuant to this Agreement. The use and display of such sign or insignia will be subject to the prior written approval of United as to its nature, size and location on Contractor's aircraft.

      3.    AIRCRAFT COMMUNICATIONS ADDRESSING AND REPORTING SYSTEM -ACARS.

            i. TURBOPROPS: Contractor is required to use an ACARS system on all United Express regional jet flights for the purpose of providing timely and accurate Flight

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Information (FLIFO). All aircraft delivered on or after * must be delivered with
ACARS already installed. *.

            ii. REGIONAL JETS: Contractor is required to use an ACARS system on all United Express regional jet flights for the purpose of providing timely and accurate Flight Information (FLIFO). *.

For each month and each aircraft that Contractor fails to install ACARs in accordance to the timeline described in this ARTICLE IV.B.3, Contractor shall pay to United a sum of $* per aircraft per month. Such payment shall be made as an offset to the monthly reconciliation process.

            4.    SPARE AIRCRAFT.

            TURBOPROPS: Pursuant to this Agreement, a spare or substitute turboprop aircraft shall be allocated from the aircraft fleet referenced in
Article IV.B.1 such that the ratio of "aircraft in schedule" divided by "aircraft in fleet" shall not exceed *, unless otherwise indicated in Appendix
A. This is equivalent to a * spare for every * turboprop aircraft. Such spare aircraft can be used as a last resort to accommodate passengers and may not be branded in the interior or exterior with the United Express decor or patterns at the discretion of Contractor.

            REGIONAL JETS: Pursuant to this Agreement, a spare regional jet aircraft shall be allocated from the aircraft fleet referenced in Article IV.B.1 such that the ratio of "aircraft in schedule" divided by "aircraft in fleet" shall not exceed * for all jets (RJ50s and RJ70s combined). This is equivalent to * spare for every * regional jet aircraft (RJ50s and RJ70s combined). For the purpose of determining when the operational spare shall enter into service, Contractor shall have at least * of the * aircraft required for each spare in service, unless otherwise determined by United. In other words, the first and second spare can not enter service before the * or * aircraft, respectively. All Regional Jets, including spares, must be branded in the interior and exterior with United Marks and decor.

            MAINTENANCE SPARES: From time to time, Contractor may require an additional aircraft removed from schedule for heavy maintenance. Contractor agrees to use commercially reasonable heavy maintenance schedules and agrees to advise United at least * prior to heavy maintenance commencing for each aircraft.

            5.    SUBSTITUTE AIRCRAFT: In addition to the aircraft authorized by
Article IV.B.1 above, if requested by United, Contractor will use reasonable efforts to arrange for and make available for its use such substitute aircraft as are required to effectively maintain Contractor's United Express Services. If Contractor is unable to operate any flights in its schedule for Contractor's United Express Services with aircraft bearing United Marks, Contractor will notify United of such event and the circumstances of Contractor's inability to so operate and Contractor will be permitted to operate an aircraft

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bearing different elements of aircraft decor than those specified above. If such operations extend beyond a continuous * period, Contractor must seek and obtain United's approval for such aircraft substitutions; provided that if Contractor purchases or leases a used aircraft that does not contain appropriate United Marks, Contractor will notify United and Contractor may, with the approval of United, operate such aircraft, so long as such aircraft does not display the brand name or trademark of any other air carrier (other than Contractor).

            6.    MARK CHANGE:

            United may from time to time change the Marks to be used for United Express Carriers. At any time during the term of this Agreement, and in the sole discretion of United, Contractor may be required to use such new or different Marks, external or internal color decors and patterns on its aircraft and uniform design as United may determine and to discontinue use of old marks, external and internal color decors and patterns, and uniform designs. Upon written notice from United, which will include the specifications for any such changes in Marks or exterior or interior aircraft decor and patterns or uniform designs, Contractor will effect such changes in accordance with the schedule mutually agreed to by the parties. United will pay all costs incurred in complying with the requirements established in this paragraph.

      C. INVENTORY

      United will have the sole right to use, set and control availability, levels and use of all seat inventory for the aircraft used by Contractor in Contractor's United Express Services. United will take all revenue and inventory risk and will maintain inventory and pricing responsibility. Contractor is prohibited from providing positive space leisure travel, or any other confirmed leisure travel that requires removal of a seat from inventory, to any person other than the positions outlined in APPENDIX J, on Contractor's United Express flights without the prior written consent of United. All positive space and leisure travel must be ticketed on United approved ticket stock with Contractor's full IATA serial and ticketing numbers. Positive space travel is permitted for Contractor's and United's employees for actual business purposes, including deadheading flight crews, and for Contractor's employees and Eligibles in emergency situations only. Contractor may not issue positive space business travel to anyone other than Contractor's own employees. If in any way whatsoever Contractor issues tickets in violation of this provision in any form, within * years of each such violation, Contractor may be billed via the ACH, and Contractor will pay United, the full unrestricted fare for the class of service provided on such route for any such inappropriate ticketing.

      D. FLIGHT CREWS TO BE USED

            1.    FLIGHT CREW

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            All of Contractor's United Express Services will be operated with crews consisting of a captain or pilot, and a first officer or co-pilot. All such crew members will at all times meet all currently applicable governmental requirements, as such requirements may be amended from time to time during the life of this Agreement, and will be fully licensed and qualified for the services to be performed hereunder. In addition, each of Contractor's captains will hold a current Airline Transport Pilot Certificate and all Flight Crews to be used in United Express service must be qualified to fly between all city pairs on the Effective Date of this Agreement. Crewmembers will also meet all requirements imposed by the insurance policies that are to be maintained pursuant to ARTICLE XII.

            2.    FLIGHT ATTENDANTS.

            Contractor's flight attendants will at all times possess all necessary training and meet all currently applicable governmental requirements, as such requirements may be amended from time to time during the life of this Agreement.

      E. INFLIGHT SALES

      Contractor may, at United's request, be required to sell beer, liquor and other goods on flights included in Contractor's United Express Service. Any additional goods or services Contractor would like to sell are subject to United's approval. Contractor agrees that such in-flight sales shall be conducted in a manner consistent with in-flight sales provided on United's flights. For beer and liquor sales only, Contractor will be solely responsible for the direct costs associated with such in-flight sales and shall be entitled to all revenues generated from such in-flight sales. For all other products, services or food put on the aircraft at United's request, United shall be responsible for the incremental costs of such products, services or food and shall be entitled to all of the revenue associated with such products, services or food. United shall use its commercially reasonable efforts to assist Contractor in securing an economical price for the in-flight items.

V.    OPERATING RESTRICTIONS

      A.    UNITED EXPRESS OPERATIONS ONLY

      Other than pursuant to this Agreement and except as set forth in APPENDIX I, Contractor shall not, and it shall ensure that its subsidiaries do not directly engage, on its or their own behalf or on behalf of a third party, in the business of providing air transportation between any of the city pairs set forth in APPENDIX B.

      B.    NO OPERATION OUTSIDE AGREEMENT

      Without the prior written consent of United, Contractor will not use any of the services or facilities (excluding maintenance service or facilities) afforded to Contractor by United to provide air transportation or related services to other carriers or affiliates of Contractor without the consent of United. Contractor will not, without United's prior written consent, permit any third party, whether under a lease arrangement or otherwise,

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to operate any aircraft bearing the United Marks. Furthermore, Contractor shall comply with the Code Share Limitations in ARTICLE IV.

      C. BREACH OF OPERATING RESTRICTIONS

      Contractor acknowledges that United has no adequate remedy at law and would be irreparably harmed were Contractor to breach or threaten to breach the provisions of this ARTICLE V.C and, therefore agrees that United shall be entitled to injunctive relief to prevent any breach or threatened breach of this
ARTICLE V.C, and to specific performance of its terms, in addition to any other legal or equitable remedy it may have; provided, further, that Contractor shall not raise the defense that United has an adequate remedy at law in any equity proceeding involving it relating to this ARTICLE V.C.

VI.   LICENSE

      A.    GRANT OF LICENSE

      Contractor will conduct all operations described in ARTICLE IV.A above, and any additional operations undertaken by subsequent amendment hereto, under the Marks set forth in APPENDIX A or other marks designated by United pursuant to this ARTICLE IV.A and subject to ARTICLE IV.B.5. In consideration for the services to be provided by Contractor under this Agreement, United hereby grants to Contractor, upon the terms and conditions herein contained, a nonexclusive, nontransferable right and license to use the United Marks, and Contractor hereby undertakes the obligation to use the licensed United Marks in connection with the services to be rendered by Contractor under this Agreement; provided, however, that at any time during the term of this Agreement, United may alter, amend or revoke the license hereby granted and require Contractor's use of any new or different Marks in conjunction with the air transportation services provided hereunder as United may determine in the exercise of its sole discretion and judgment.

      B.    TERMS AND CONDITIONS GOVERNING LICENSE

            1.    UNITED MARKS.

            Contractor hereby acknowledges United's ownership of the United Marks, further acknowledges the validity of the United Marks and agrees that it will not do anything in any way to infringe or abridge United's rights in its marks or directly or indirectly to challenge the validity of the United Marks.

            2.    SERVICE STANDARDS.

            Contractor agrees that, in providing services under this Agreement in conjunction with one or more of the United Marks, it will comply with all service quality standards prescribed by United ("UNITED EXPRESS SERVICE STANDARDS" OR "SERVICE STANDARDS"). United Express Service Standards include, but are not limited to, United standards for (a) aircraft types, as referenced in ARTICLE IV, (b) customer service, as set forth in United's Customer Service Policies and Procedures, (c) minimum customer

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service training requirements consistent with United's customer service practices and procedures, (d) in-flight amenities and service, (e) aircraft appearance, (f) Ground Handling Duties, in accordance with ARTICLE III.A.3, (g) United/United Express safety programs (and Contractor will enter into any agreements relating to such programs that are similar to those offered to other United Express Carriers), (h) any other quality control measures designated by United, as such standards may be prescribed by United from time to time and (i) customer problem resolution or ("CPR"). As necessary, United will provide training to Contractor's designated instructors in the requirements of United's Customer Service Policies and Procedures; provided that United will at its expense provide a trainer and materials, and United agrees that the Service Standards prescribed by it will not be unreasonable in light of the facilities and aircraft available to Contractor. United will have the right, from time to time, to inspect Contractor's United Express Services to determine if they conform to the United Express Service Standards. In the event United determines that Contractor is not in compliance with the Service Standards United will notify Contractor and Contractor will promptly rectify any such noncompliance. Failure on the part of United to conduct such inspections will not relieve Contractor of its obligations to conform to the Service Standards. If Contractor fails to comply with any part of the Service Standards and such failure is not corrected as soon as practicable (and, in any event, within *) after Contractor's receipt of written notice of such failure from United, then United may, at its discretion, restrict or eliminate Contractor's pleasure travel privileges, or suspend Contractor's authority to serve city pair markets, or impose any other nonexclusive remedy, including breach of contract, or other remedies available to United. Other non-exclusive remedy would include, requiring Contractor to bear costs in excess of normal guidelines. The United Express Service Standards are outlined in APPENDIX H, and may be changed by United upon notice given from time to time.

            3.    AIRCRAFT GROUND HANDLING PROCEDURES.

            In addition, Contractor agrees that in providing Contractor's United Express Services, it will conform to all of its Aircraft Ground Handling Procedures. As used herein, Aircraft Ground Handling Procedures include, but are not limited to, procedures for (a) deicing, (b) handling and (c) other aircraft servicing measures, as such procedures may be prescribed by Contractor from time to time. Contractor agrees that all Aircraft Ground Handling Procedures prescribed by it will be established in compliance with all applicable federal, state, local and industry regulations as well as any additional procedures which United may prescribe from time to time. Contractor will obtain any and all necessary federal, state, local and regulatory approvals of such Aircraft Ground Handling Procedures. Once all necessary approvals are obtained, Contractor will provide a copy of its Aircraft Ground Handling Procedures to United. At each Joint Location and United Location, as necessary, Contractor will train United employees in the requirements of Contractor's Aircraft Ground Handling Procedures; provided that Contractor will provide a trainer and materials and United will pay all other expenses incurred by its employees in connection with such training. However, Contractor agrees

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to adhere to the United Express Service Standards outlined in APPENDIX H for all
Ground Handing of their United Express flights.

            4.    LIABILITY FOR OPERATIONS.

            Nothing in this ARTICLE VI.B is intended to nor will be construed so as to relieve Contractor of any liability or to impose any liability on United for Contractor's United Express Services by virtue of any of United's rights under ARTICLE VI.B.2 or ARTICLE III.A.3, whether exercised or not.

            5.    NON-EXCLUSIVITY.

            Nothing in this Agreement is intended nor will be construed to give Contractor the exclusive right to use the United Marks, or to abridge United's right to use or to license the Marks, and United hereby reserves the right to continue use of the United Marks and to license such other uses of such Marks as United may desire.

            6.    REVERSION OF MARKS.

            Upon termination of this Agreement for any reason, the right to use herein granted for the United Marks will immediately revert back to United, and Contractor will have no right to use such Marks in any way. Further, Contractor will, at its sole cost and expense immediately upon termination of this Agreement, remove all United Marks from its aircraft, its other vehicles, the uniforms of its personnel, its facilities and from any and all other places or things controlled or formerly controlled by Contractor.

      C. INFRINGEMENT

      United will, at its expense, defend, indemnify, release, protect, save and hold Contractor, its officers, directors, agents and employees harmless from and against any and all liabilities, damages, expenses, losses, claims, demands, suits, fines or judgments, including but not limited to attorneys' and witnesses' fees, costs and expenses incident thereto, which may be suffered by, accrue against, be charged to or be recovered from Contractor as a result of any third-party claim that the use by Contractor of any United Mark in accordance with the terms of this Agreement infringes a registered trademark or service mark of any third party in the United States, and will pay all costs, damages and attorneys' fees that a court finally awards as a result of such claim. To qualify for such defense and payment, Contractor must (i) give United prompt written notice of any such claim and (ii) allow United to control the defense of the claim and all related settlement negotiations and fully cooperate with United in its defense of the claim and the conduct of any settlement negotiations. United's obligation hereunder is conditioned on Contractor's agreement that if any Mark becomes, or in United's opinion is likely to become, the subject of such a claim, Contractor will not dispute that United, at its option, may either procure the right for Contractor to continue using such Mark or to replace or modify such Mark so that it becomes non-infringing. This
ARTICLE VI.C states United's entire obligation to Contractor regarding infringement or the like.

VII.  ADDITIONAL UNDERTAKINGS

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      A.    BULK PURCHASES

      Each party may assist the other in obtaining goods and services useful to the other party, including, without limitation, fuel, uniforms, supplies and ground equipment, in a more economical manner. If United identifies opportunities for cost savings as a result of bulk purchasing on behalf of Contractor, unless it provides a reasonable reason for not participating Contractor is obligated to participate in the new cost saving initiative. Prior to implementing such initiative, Contractor and United shall agree on a case-by-case basis how to share the benefits of any cost savings initiatives; provided, however, that absent such agreement in a timely manner and so as to preclude unnecessary delay in implementation of such initiatives, United and Contractor shall equally share any monetary savings.

      B.    FUEL

      United, by or through it's subsidiaries, agents or affiliates, shall have the option to procure fuel and fuel services for or on behalf of Contractor. Contractor agrees to assist United, its subsidiaries, agents or affiliates in identifying fuel or fuel service procurement opportunities, to provide data or analysis pursuant thereto, and to enter into agreements for the provision of said fuel or fuel services, including any provisions therein, at the direction of United. United shall use its best efforts to accommodate any operational or other requirements of Contractor related to fuel or fuel services procured for or on behalf of Contractor.

      C.    PURCHASE BY UNITED OF PASS THROUGH COST ITEMS

      Pass Through Purchase Rights. United reserves the right to assume the responsibility for purchasing products and services to be used as Pass Through Cost items under this Agreement by Contractor.

      D.    UNIFORMS

      Contractor, at its own expense, shall pay for and require all of its Designated Personnel to wear uniforms which are in the United Express colors and styles, as approved by United, while performing Contractor's United Express Services as outlined in APPENDIX H. Contractor agrees that all such Designated Personnel employed by Contractor shall wear the above-described uniforms. Any other employees of Contractor who are visible to the public, other than Designated Personnel, will wear uniforms reviewed and approved by United, which approval shall not be unreasonably withheld. If United develops or designs new uniforms for United Express operations, United will cover Contractor's incremental costs of such new uniforms program.

      E.    PASSES AND REDUCED RATE TRAVEL

      Each party will comply with the terms of a separate agreement between them under which are granted to the employees of the other party certain passes and reduced rate pleasure travel privileges. However, United has the right to retain all revenue

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generated from reduced rate travel, including companion passes, both on United and United Express operated flights.

      F.    SIGNAGE

      As of the Effective Date, Contractor will display signage advertising its operations as a United Express Carrier at all Contractor Locations and at those Joint Locations specified by United. All signage must be approved by United prior to its use by Contractor, and Contractor shall be responsible for the acquisition, installation and maintenance of all such signage. The cost of such signage shall be considered a one-time start up cost for each new station and shall be considered a Pass Through Cost to be reimbursed by United. Should United decide to rebrand or change signage requirements beyond the standards that existed on the Effective Date of this Agreement, United agrees to pay the incremental costs associated with signage changes as a Pass Through Costs not subject to Markup.

      G.    ENVIRONMENTAL

            1. With respect to all matters that relate to or may affect the environment, Contractor agrees to conduct its operations in a prudent manner, taking reasonable preventive measures to avoid environmental liabilities, including, without limitations, measures to prevent unpermitted releases to the environment.

            2. Contractor agrees, at its own expense, to conduct its operations in compliance with all Environmental Laws, including all environmental rules, regulations, and policies dictated by the applicable airport authority, including ensuring its employees are trained in the procedures required to meet all Environmental Laws. United acknowledges that any Environmental Impact Studies may make it cost prohibitive for Contractor to operate to certain airports. If flying to certain airports is cost prohibitive due to Environmental Impact Studies, Contractor may refuse to fly to that specific airport.

                  To the extent associated with Contractor's activities (including those of its agents), Contractor shall be responsible, and will indemnify United, for any and all environmental liabilities, including, without limitation, any penalties or costs associated with any enforcement action, airport authority action, or private claim, any remediation or restoration costs, any investigation costs, legal or environmental consultant costs, or any property damage costs.

            a. *

      H.    START-UP COSTS

      With regard to Regional Jet aircraft under this Agreement, which are currently in operation with another airline today, United will pay for those interior reconfigurations or

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decor changes requested by United. Contractor will pay for the cost of all exterior changes.

      I.    AIRCRAFT SUBSTITUTIONS

      In the event that a scheduled aircraft is down-gauged to a smaller aircraft, United will pay the rates hereunder applicable to the smaller aircraft (i.e. fewer seats) that actually flies the departure. In the event that a scheduled aircraft is up-gauged to a larger aircraft, United will pay the rates hereunder applicable to the type of aircraft originally scheduled for departure for both the originating and any applicable return flight. If United requests in writing hereunder that a larger aircraft be substituted for a smaller scheduled aircraft, United will pay the applicable rates for all additional downstream substitutions that are indirectly a result of the original United requested substitution. Should such original United Express aircraft substitution result in indirect substitution downline and United is unwilling to pay for such indirect substitutions, Contractor has the right to refuse United's original request for aircraft substitution. Contractor will provide to United copies of United's requests to substitute aircraft with the normal reconciliation support materials required from Contractor under the terms of this Agreement.

VIII. RATES PAYABLE TO CONTRACTOR

      A.    RATES

      AS AGREED BY UNITED AND CONTRACTOR:

            1.    CONSIDERATION

            For and in consideration of the transportation services, facilities and other services to be provided by Contractor hereunder, the right of United to (i) control all aspects of inventory as described in ARTICLE IV.C, (ii) receive and retain all air fares, cargo rates and mail charges received by Contractor and United, and (iii) receive and retain all other revenue received by Contractor and United as provided in this Agreement, and other valuable consideration provided under this Agreement, United shall pay Contractor specified "*" (*) and specified "*" for the * as detailed in APPENDIX D for each aircraft type.

            2. *

            Contractor and United agree that the * consists of the cost defined in Appendix D. All other types of expenses, not defined in APPENDIX D as * Costs, are considered and defined as *.

            3. *

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            The * and * are grouped by "*" for each aircraft type in APPENDIX D.
Within each *, are specific kinds or types of expenses as outlined in APPENDIX
D.

            4. *

            Each *, whether the costs are * or *, is expressed in terms of a "*." The * express the basic measurement and constitute the driver of costs for each *. Each * has a specific * as set forth in APPENDIX D.

            5. *

            As of the Effective Date, for each aircraft type, the parties have established and agreed to a * which is the *. Hereafter, such rates shall be set in accordance with the procedures set forth herein. Except as expressly provided in this Agreement, the parties do not want to perform, and have not provided for, any additional rate changes, rate negotiations or rate setting process.

            6.    ANNUAL ADJUSTMENT FACTORS

            Effective as of each *, Contractor and United agree to increase or decrease all * within the * for the ensuing contract year by *. Contractor and United agree to review the interrupted trip expense * after execution of this agreement. If Contractor's actual uncontrollable costs are below $* per passenger, Contractor will reduce this rate to the actual cost for the remainder of this agreement.

            7.    CONSUMER PRICE INDEX

            "CONSUMER PRICE INDEX" OR "CPI" shall mean the percentage growth in the Consumer Price Index, U.S. City Average, Urban Wage Earners and Clerical Workers, All Items (base index year 1982-1984=100) as published by the United States Department of Labor, Bureau of Labor Statistics. If the manner in which the Consumer Price Index as determined by the Bureau of Labor Statistics shall be substantially revised, including, without limitation, a change in the base index year, an adjustment shall be made by the parties in such revised index which would produce results equivalent, as nearly as possible, to those which would have been obtained if such Consumer Price Index had not been so revised. If the Consumer Price Index shall become unavailable to the public because publication is not readily available to enable the parties to make the adjustment referred to in this Section, then the parties shall mutually agree to substitute therefore a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency or, if no such index shall be available, then a comparable index published by a major bank or other financial institution or by a university or a recognized financial publication.

            8.    EXAMPLE

            *

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            9.    AIRCRAFT OWNERSHIP COSTS

                  a) RJ-70S. Aircraft ownership costs on the * RJ-70s will be paid in accordance with the contract rate table in Appendix D with a Markup of
*% and will not be subject to either annual escalations or adjustment based on Contractor's performance against Operating Goals.

                  b) RJ-50S. Aircraft ownership costs for the * RJ-50s will be paid in accordance with the contract rate table in Appendix D with a Markup of *% and will not be subject to either annual escalations or adjustment based on Contractor's performance against *.

                  c) TURBOPROPS. Aircraft ownership costs for all turboprops will be paid in accordance with the contract rate table in Appendix D with a
Markup subject to adjustment based on Contractor's performance against * as a *.

                  d) CAP. Under no circumstances will United's total ownership costs on any aircraft (actual costs) exceed $* per month for an RJ-50 or $* per month for an RJ-70. United also reserves the right to finance any aircraft allocated for United Express service.

            10. CARRIER CONTROLLED COST STABILITY.

            Except to the extent that any Markup Points (as established in APPENDIX E) may apply and the * review of station costs after startup (not to exceed one-time per station), no other increases or additions to the * element will be made over the life of this Agreement unless provided for in APPENDIX K, except for annual CPI adjustments which shall take place on the anniversary of the Effective Date.

            11. COMMERCIALLY REASONABLE EFFORTS

            Contractor agrees to use commercially reasonable efforts to control its * and *. Failure to use commercially reasonable efforts to control * shall be deemed as negligence on the part of the Contractor and may subject such costs to rejection of payment by United, in which event Contractor waives its rights to reimbursement of the applicable * items. The parties agree to discuss any failure by Contractor to use reasonable efforts to control * and *.

            12. NON PAYMENT

                  a. In the event of a Force Majeure or other disruption resulting in at least a * suspension of greater than *% of Contractor's United Express scheduled flights, *. In the event a permanent schedule reduction results from a disruption, *.

                  b. In the event that Contractor operates a flight departing more than * late from the scheduled departure time with a load factor of less than *% on board,

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Contractor shall not be reimbursed for such flight unless specifically requested to fly such segment by United.

      B. OPERATING GOALS

      United and Contractor have developed a * ("*") program ("*") that, with respect to Contractor's United Express operations, is based upon *. Contractor's performance is evaluated with respect to *. Contractor's * will be used to determine the amount of * applicable to the * pursuant to the procedures set forth herein.

            1.    OPERATING GOALS METHODOLOGY

            For * are set forth on APPENDIX E. For *, the Operating Goals shall be developed using the predetermined methodology set forth below. * for the calendar year will be established to be effective on each *. Contractor's * are determined using the following methodology based on United's * for the same periods:

                  a. *.

                  b. *.

                  c. *.

                  b. *.

            2. GROUND OPERATIONS. In stations, where Contractor does not provide ground handling services for itself, performance goals as noted in
Article VIII.B will be adjusted such that mishandled bag goals will not apply to those departures. Subject to United Ground Operations approval, United agrees to develop by no later than * a reasonable methodology and associated processes and procedures to identify, quantify, track and report specific incidents where non-performance of Controllable Completions and On-Time Zero departures is primarily due to the fault of the Ground Handling Provider. The aforementioned report will be shared with Contractor. To the extent that Contractor's performance in stations, where Contractor is not the Ground Handling Provider for itself, results in a one or more performance level category (categories being defined as * levels as outlined in APPENDIX E) reduction in Contractor's applicable * level for all performance metrics for more than * consecutive months and such Contractor's performance reduction is caused by the Ground Handling Provider as outlined in the aforementioned report, United agrees to provide for an equitable resolution process going forward. United agrees that after *, Contractor's performance criteria used for the purposes of any SECTION C DEFAULT will be adjusted to exclude incidents of non-performance of * and * departures primarily due to the fault of the Ground Handling Provider (as outlined in the aforementioned report).

            3. *

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            Contractor's *, as defined above in Paragraph 1a-1.d and adjusted for seasonality using the * in the table in Paragraph 5 below, define the minimum performance necessary to achieve at least *.

            4.    PERFORMANCE GRADE WIDTHS

            The operating performance values for determining * Performance Levels will automatically change each year based on Contractor's *. "*" (*) remain constant and will not be changed over the duration of this Agreement. These Grade Widths are set forth in the table below, where * are the Contractor's *:

                  *

            5.    EXAMPLE

                  *

            6.    SEASONALITY ADJUSTMENT

            At the beginning of each year beginning with 2004 goals, after Contractor's * for the year have been calculated by the methodology outlined above but before Contractor's * are finalized, Contractor may create the final * goals by *.

      C. MARKUP

      For each * and for Contractor's entire United Express operations, except as specified herein, Contractor's * shall be measured with respect to each of the *. For purposes of determining Contractor's actual *, Contractor shall only be held accountable (*) *. To establish the * to be applied hereunder, add together *. United agrees to meet and work with Contractor in an attempt to find solutions to remedy any failure by Contractor to meet * under this Agreement for the other * to the extent it is caused by non-Contractor Ground Handling Providers who provide Contractor's ground handling services at Contractor Locations.

      D. WIRE TRANSFER AND RECONCILIATION

            1. On a monthly basis, Contractor will provide an estimate of its *, assuming C Performance Level and assuming a *, plus its * which never have a *. This estimate will be based upon the schedule to be operated during the upcoming month and shall be provided no later than * prior to the start of the month in which the wire transfers shall be made. These total costs will be divided by the number of * in the month and wire transferred by United to Contractor each *.

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            2.    Complete Reconciliation of * (and associated *) according to *
paid under Paragraph 1 above as established in accordance with the terms of this Agreement, shall be completed by United on a *, but no later than * days after month's end:

                  a. * Reconciliation - *. On or before the * day after the last day of each *, Contractor shall submit to United a report detailing actual operational statistics pertaining to the payment of *, with a content determined by United, in a format mutually agreeable to United and Contractor. United shall review Contractor's submission of operating statistics and compare to United's internal flight information records. United and Contractor agree to discuss any discrepancies in the operating data and to make reasonable efforts to resolve all data discrepancies. Failing an amicable resolution, however, payment shall be based on the lower level of operating statistics, recorded by Contractor or United.

                  b. * Reconciliation - *. On or before the * day after the last day of each *, Contractor will use reasonable efforts to submit to United documentation sufficient to support its actual expenses for * items, including copies of invoices. Upon submission of the information, Contractor must notify United in writing if any 3rd party information is missing from the submission information, and provide an explanation for the delay. Under no circumstances will United pay * more than * months after the expense was incurred.

                  c. Regional Reconciliation of On Time Performance: At the end of * or another mutually agreeable timeframe, United and Contractor agree to readjust the annual operating goals for that previous * based on the actual amount of flying in each region. If this reconciliation results in any amount due to Contractor or to United, payment will be made accordingly or offset against current amounts owing. However, the same seasonality adjustment used at the beginning of the * shall be applied to the revised regional goals.

IX.   FEES PAYABLE TO UNITED

      A.    GOVERNMENT ASSISTANCE

      Any direct or indirect assistance received by Contractor as a result of government assistance or bail-out plans that cover costs not incurred by the Contractor or revenues that are generated by passengers carried by Contractor and pertaining to Contractor's United Express operations will be forwarded directly to United. That amount pertaining to Contractor's United Express operations will be remitted to United pursuant to proration among all of Contractor's code-sharing partners based upon available seat miles ("ASM's") or whatever unit is used by the Government to disburse such aid. If the aforementioned direct or indirect assistance to Contractor is not associated with or related to operations or services provided to, or in behalf of, United in any way, then the aforementioned direct and indirect assistance shall not be forwarded to United. Should United receive any direct or indirect assistance related in whole, or in part, to specific

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costs incurred by Contractor related to its United Express operations or services, but not reimbursed by United under this Agreement, United agrees to forward such monetary assistance to Contractor. Such amount forwarded to Contractor by United will be based upon Contractor's United Express operations and prorated between Contractor and United based upon ASM's or whatever unit is used by the Government to disburse such aid.

X.    MAINTENANCE AND FUELING

      United will have no responsibility under this Agreement for maintenance or fueling of Contractor's aircraft.

XI.   U.S. MAIL

      United and Contractor agree to cooperate in making bids for mail carriage.

XII.  INSURANCE

      A. INSURANCE TYPES

      During the term of this Agreement, Contractor agrees to procure and maintain in full force and effect, at its own expense, policies of insurance with insurers of recognized reputation and responsibility, which provide, unless otherwise provided in the Aircraft Leases, at a minimum the following insurance:

      1     Comprehensive Airline Liability Insurance, including but not limited to Aircraft Liability, Passenger Liability, Comprehensive General Liability Insurance, War Risk and Allied perils, including both passengers and other third parties, Cargo Liability and Baggage Liability Insurance, with combined single limits for each and every loss and each aircraft of not less than (i) U.S. $*, or (ii) U.S. $* per available seat or (iii) the limits that Contractor has in place, whichever is greatest. Any policies of insurance carried in accordance with this ARTICLE XI will also contain or be endorsed to contain those provisions set forth in the attached APPENDIX F.

      2     Aircraft Hull All Risks Insurance, including ground and flight coverage on Contractor's aircraft, including its engines and all its parts when installed or temporarily detached from Contractor's aircraft on a repair-or-replace basis with a deductible United has reasonably deemed appropriate.

      3     Contractor agrees to maintain Workers' compensation in statutory amounts required by each state in which any work is performed, in whole or in part; Employers' Liability, with policy limits not less than $* combined single limit, for all of Contractor's United Express employees. United shall in no way be liable for any workers' compensation claims paid by Contractor related to any of Contractor's operations. The Contractor's insurer agrees to waive rights of subrogation against United with respect to worker's compensation claims.

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      4     Contractor agrees to maintain Commercial Automobile Liability
Insurance covering all owned, non-owned leased, and hired automobiles, trucks and trailers, with policy limits of not less than $* combined single limit per occurrence to cover Contractor's entire United Express operation.

      5     Contractor will be responsible for the first $* of loss or damage to all automation equipment provided by United to Contractor. Contractor will evidence property insurance and name United as loss payee.

      B. 30-DAY NOTICE

      On or before the Effective Date of this Agreement, and not less than * days and * days notice with respect to war risk, before the expiration or termination date of any insurance required to be maintained by Contractor under
ARTICLE III.A above, Contractor will furnish United with certificates of insurance, substantially in the form of the attached APPENDIX F, evidencing compliance with the foregoing requirements, unless otherwise provided in writing between the parties.

      C. FAILURE TO MAINTAIN INSURANCE

      In the event that Contractor fails to acquire or maintain insurance as herein provided, United may at its option secure such insurance on Contractor's behalf at Contractor's expense.

XIII. LIABILITY AND INDEMNIFICATION

      A. EMPLOYER'S LIABILITY AND WORKERS' COMPENSATION

      Each party hereto assumes full responsibility for its employer's liability and workers' compensation liability to its own officers, directors, employees or agents on account of injury or death resulting from or sustained in the performance of their respective service under this Agreement. Each party, with respect to its own employees, accepts full and exclusive liability for the payment of workers' compensation and employer's liability insurance premiums with respect to such employees, and for the payment of all taxes, contributions or other payments for unemployment compensation or old age benefits, pensions or annuities now or hereafter imposed upon employers by the government of the United States or by any state or local governmental body with respect to such employees measured by the wages, salaries, compensation or other remuneration paid to such employees, or otherwise, and each party further agrees to make such payments and to make and file all reports and returns, and to do everything to comply with the laws imposing such taxes, contributions or other payments.

      B. INDEMNIFICATION BY CONTRACTOR

      Contractor hereby assumes liability for and agrees to indemnify, release, defend, protect, save and hold United and its officers, directors, agents and employees harmless

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from and against any and all liabilities, damages, expenses, losses, claims, demands, suits, fines or judgments, including but not limited to, attorneys' and witnesses' fees, costs and expenses incident thereto, which may be suffered by, accrue against, be charged to or be recovered from United or its officers, directors, employees or agents, by reason of any injuries to or deaths of persons, except for injury or death of United employees, or the loss of, damage to or destruction of property, including the loss of use thereof, arising out of, in connection with or in any way related to any act, error, omission, operation, performance or failure of performance of Contractor or its officers, directors, employees and agents, or of any Ground Handling Provider, regardless of any contributory negligence either active, passive or otherwise on the part of United or its officers, directors, employees or agents (but excluding the reckless and willful misconduct or gross negligence of United or its officers, directors, employees or agents), which is in any way related to the services of Contractor contemplated by or provided pursuant to this Agreement, or otherwise. United will give Contractor prompt and timely notice of any claim made or suit instituted against United which in any way results in indemnification hereunder, and Contractor will have the right to compromise or participate in the defense of same to the extent of its own interest.

      C. INDEMNIFICATION BY UNITED

      *

      D. INDEMNIFICATION RELATED TO GROUND HANDLING SERVICES

      Contractor hereby assumes liability for and agrees to indemnify, release, defend, protect, save and hold each Ground Handling Provider, and its officers, directors, agents and employees, harmless from and against any and all liabilities, damages, expenses, losses, claims, demands, suits or judgments, including but not limited to, attorneys' and witnesses' fees, costs and expenses incident thereto, which may be suffered by, accrue against, be charged to or be recovered from such Ground Handling Provider, or its officers, directors, employees or agents, by reason of any injuries to or deaths of persons (except employees of Ground Handling Provider or employees of any agent hired by Ground Handling Provider), or the loss of, damage to or destruction of property, including the loss of use thereof, arising out of, in connection with or in any way related to any act, error, omission, operation, performance or failure of performance of Contractor or its officers, directors, employees and agents, regardless of any negligence either active, passive or otherwise on the part of such Ground Handling Provider, or its officers, directors, employees or agents (but excluding the reckless and willful misconduct or gross negligence of such Ground Handling Provider or its officers, directors, employees or agents and excluding such Ground Handling Provider's negligent operation of ground support equipment to the extent solely of such Ground Handling Provider's indemnification obligation therefore under the following paragraph), which is in any way related to the Ground Handling Services. To be eligible for this indemnity, each Ground Handling Provider will give Contractor prompt and timely notice of any

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claim made or suit instituted against it which in any way results in indemnification hereunder, and Contractor will have the right to compromise or participate in the defense of same to the extent of its own interest. Contractor acknowledges and agrees that the Ground Handling Providers are third party beneficiaries of the indemnities provided herein by Contractor, and may bring legal actions and proceedings (whether administrative, judicial, or otherwise) in their own names directly against Contractor.

      United will cause each Ground Handling Provider to agree to indemnify Contractor against any physical loss or damage to any of Contractor's aircraft caused by such Ground Handling Provider's negligent operation of ground support equipment, provided that such Ground Handling Provider's liability under this sentence shall be limited to any loss or damage not exceeding $* in respect of any incident and shall not extend to any loss or damage below $* in respect of any incident. In the event that Contractor believes the loss or damage to its aircraft is excessive, United, Ground Handling Provider and Contractor agree to meet in order to mitigate such loss or damage.

      Notwithstanding the foregoing, United shall require all Ground Handling Providers procure and maintain, at their sole cost and expense, Commercial Aviation General Liability Insurance including, but not limited to, bodily injury liability, property damage liability, public liability, premises liability, products completed operations liability, hangerkeepers liability and contractual liability in an amount not less than Combined Single Limit (for any Part 121 Certificated Air Carrier or affiliate of such carrier providing such Ground Handling Services) any one occurrence of not less than USD $*. Said insurance shall (i) name Contractor as Additional Insured as its interests may appear, (ii) Be primary without right of contribution from any insurance carried by or available to Contractor, (iii) contain severability of interests, cross liability and breach of warranty clauses in favor of Contractor, (iv) shall provide for 30 days prior written notice of any cancellation or material change adverse to the interests of Contractor, (v) contain a waiver of insurers' rights of subrogation against Contractor. Upon request, all Ground Handling Providers shall provide Contractor with a Certificate of Insurance evidencing same.

      E. CONTRACTOR'S SUPPLIES LIABILITY

      Contractor hereby assumes liability for and agrees to indemnify, release, defend, protect, save and hold United and its officers, directors, agents and employees from and against any and all liabilities, damages, losses, claims, demands, suits, fines or judgments, including but not limited to attorneys' and witnesses' fees, costs and expenses incident thereto, which may be suffered by, accrue against, be charged to or be recovered from United or its officers, directors, employees, or agents by reason of any losses or damages incurred on account of the loss, misapplication, theft or forgery of passenger tickets, exchange orders or other supplies furnished by or on behalf of United to Contractor, or the proceeds thereof, whether or not such proceeds have been deposited in

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a bank and whether or not such loss is occasioned by the insolvency or bankruptcy of a bank in which Contractor may have deposited such proceeds, other than a loss caused by a bank to which funds have been transmitted at the express direction of United. Contractor's responsibility hereunder for passenger tickets, exchange orders and other supplies will commence immediately upon the delivery of said passenger tickets, exchange orders, and other supplies into the possession of Contractor or any duly authorized officer, agent or employee of Contractor. United will furnish Contractor prompt and timely notice of any claims made or suits instituted against United which in any way may result in the indemnification hereunder, and Contractor will have the right to compromise or participate in the defense of same to the extent of its own interest.

      F. UNITED DEFINITIONS

      As used in this ARTICLE XIII for purposes of identifying an indemnified party, all references to United include United's parent company, and any subsidiary or affiliate of United or its parent company, and their respective employees, officers, directors and agents. For purposes of this ARTICLE XIII any passenger who connects in any city from a flight on United or Contractor (the "CARRYING PARTY") within four (4) hours after the end of such flight to a flight of the other party (the "CONNECTING PARTY") become passengers of the Connecting Party when such passenger enters the hold room or waiting area to which they were deplaned in such city from the Carrying Party's flight to such on-line city. A passenger of the Carrying Party who does not have a connecting flight with the other party hereto and prior to entering the hold room or waiting area after deplaning from the Carrying Party's flight in the Connection City is a passenger of the Carrying Party. For purposes of this ARTICLE XIII, neither loading bridges, hallways, stairways, nor ramp areas will be considered part of the hold room or waiting area.

XIV.  REPORTS

      A.    CLOSE-OUT ENTRIES

      Upon departure of each Contractor flight from Contractor Locations and Joint Locations, close-out entries shall be made by Contractor in Apollo Services as required by United and as specified in the Standards of Service. United will use good faith efforts to notify Contractor in writing as soon as practicable after United determines that Contractor has failed to perform flight close-out, as outlined above. If Contractor fails * times in any consecutive * period to perform flight close-out, as outlined above, where such occurrence is caused by or arises out of an act or omission of Contractor, then upon notification by United to Contractor, Contractor shall pay United damages of * for each occurrence over and above the first * occurrences in such * period. Contractor is accountable for only the flights which are handled at the ticket counter and gate by Contractor. Such damages shall be United's exclusive remedy for Contractor's non-compliance with this paragraph. If United fails to notify Contractor of its intent to seek damages pursuant to this paragraph within four months after the end of the * period,

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United shall be deemed to have waived its right to seek such damages for
Contractor's non-compliance with this paragraph during such * period.

      B. BOARDING INFORMATION

      Information reports containing data covering boarding, and other information agreed to by the parties for Contractor's operations hereunder will be produced from the close-out entries and provided by United to Contractor on a monthly basis * after the month end.

      C. OPERATING PERFORMANCE

      Contractor will furnish to United within * after the end of each month a detailed report of its operating performance, which report will include information on Contractor's performance during the preceding month for each of the items designated by United, including, but not limited to, Operating Performance Standards and aircraft appearance.

      D. INSPECTION

      United may inspect Contractor's corporate records and accounts solely related to Contractor's United Express Services, from time to time, upon reasonable notice during the life of this Agreement; provided that such inspections do not unreasonably interfere with Contractor's business.

      E. FINANCIAL STATEMENTS

      Contractor will furnish to United, (i) within the time frame determined by the Securities Exchange Commission (SEC) for financial reporting after the end of the each calendar quarter, unaudited financial statements, including Contractor's then current corporate balance sheet and profit and loss statement, and (ii) within * after the end of the Contractor's fiscal year, Contractor's then current, audited financial statements including, either separately or on a consolidated basis, the balance sheet and the profit and loss statement, together with associated footnotes, and a copy of the independent auditor's report.

      F. GOVERNMENT FILINGS

      Contractor will be responsible for filing all reports relating to its operations with the DOT, FAA and other applicable government agencies (other than any such reports for which United has assumed the responsibility to file them on Contractor's behalf), and Contractor will promptly furnish United with copies of all such reports and such other available traffic and operating reports as United may request from time to time during the life of this Agreement. To the extent only United is in possession of relevant statistics used in such reports, United will provide such available statistics to Contractor as necessary for Contractor to complete these filings. If United fails to provide such

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statistics to Contractor sufficiently in advance of the applicable deadline for such filings, and Contractor is unable to submit such filings by the deadline because of such delay, United will reimburse Contractor for any fines or penalties incurred by Contractor as a result of its failure to submit such filings by the deadline.

      G. COPY OF GOVERNMENT REPORTS

      Contractor will promptly furnish United with a copy of every final report that Contractor prepares, whether or not such report is filed with the FAA, NTSB or any other governmental agency, relating to any accident or incident involving an aircraft used by Contractor pursuant to this Agreement, when such accident or incident is claimed to have resulted in the death or injury to any person or the loss of, major damage to or destruction of any property.

      H. BENCHMARKING

      No greater that once per calendar year, Contractor agrees to participate in a detailed benchmarking process to be determined by United similar to the one completed in 2003. United agrees that any aforementioned information, as well as the one-time audit in ARTICLE III.H.4 will be used for informational purposes only and not in any manner to become the basis of, or provide justification for, any rate adjustment not associated with adjustments noted in other parts of this Agreement.

XV.   INDEPENDENT CONTRACTORS AND UNAUTHORIZED OBLIGATIONS

      A. INDEPENDENT CONTRACTORS

            1. The employees, agents and independent contractors of each party hereto (the "Employer") engaged in performing any of the services the Employer is to perform pursuant to this Agreement are employees, agents, and independent contractors of the Employer for all purposes and under no circumstances will be deemed to be employees or agents or independent contractors of the other Party (the "non-Employer"). The Non-Employer will have no supervision or control over any such Employer's employees, agents and independent contractors and any complaint or requested change in procedure made by the Non-Employer will be transmitted by it to the Employer's designated representatives. In its performance under this Agreement, each party will act for all purposes, as an independent contractor and not as an agent for the other party.

            2. Notwithstanding the fact that Contractor has agreed to follow certain procedures, instructions and United Express Service Standards pursuant to this Agreement, United will have no supervisory power or control over any employees, agents or independent contractors engaged by Contractor in connection with its performance hereunder, and all complaints or requested changes in procedures made by United will, in all events, be transmitted by United to Contractor's designated representatives. Nothing contained in this Agreement is intended to limit or condition Contractor's control over its operations or the conduct of its business as an air carrier, and Contractor and its principals assume all risks of financial losses which may result from the operation of the air services to be provided by Contractor hereunder.

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      B. UNAUTHORIZED OBLIGATIONS

            1. Nothing in this Agreement authorizes United to make any contract, agreement, warranty or representation on Contractor's behalf, or to incur any debt or obligation in Contractor's name ("CONTRACTOR UNAUTHORIZED OBLIGATION"); and United hereby agrees to defend, indemnify, save, release and hold Contractor and its officers, directors, employees and agents harmless from any and all liabilities, claims, judgments and obligations which arise as a result of or in connection with or by reason of any such Contractor Unauthorized Obligation made by United or its officers, directors, employees, agents or independent contractors (other than Contractor) in the conduct of United's operations.

            2. Nothing in this Agreement authorizes Contractor to make any contract, agreement, warranty or representation on United's behalf, or to incur any debt or obligation in United's name ("UNITED UNAUTHORIZED OBLIGATION"); and Contractor hereby agrees to defend, indemnify, save, release and hold United and its officers, directors, employees and agents harmless from any and all liabilities, claims, judgments and obligations which arises as a result of or in connection with or by reason of any such United Unauthorized Obligation made by Contractor or its officers, directors, employees, agents or independent contractors (other than United) in the conduct of Contractor's operations.

      C. CONTRACTOR OPERATED FLIGHTS

      The fact that Contractor's operations are conducted under the United Marks and listed under the UA designator code will not affect their status as flights operated by Contractor, and Contractor and United agree to advise all third parties, including passengers, of this fact.

XVI.  DEFAULT AND TERMINATION

      A. OPERATIONS DEFAULT

            1. If either party becomes insolvent; if the other party is not regularly paying its bills when due without just cause; if either party takes any step leading to its cessation as a going concern; makes an assignment of substantially all of its assets for the benefit of creditors or a similar disposition of the assets of the business; or if either party either ceases or suspends operations for reasons other than an ARTICLE XXVI Force Majeure condition (a "SECTION A DEFAULT"), then the other party (the "INSECURE PARTY") may terminate this Agreement on not less than * written notice (the "Notice Period") to such party (the "SECTION A DEFAULTING PARTY") unless the Section A Defaulting Party immediately gives adequate assurance of the future performance of this Agreement within the Notice Period by establishing an irrevocable letter of credit -- issued by a U.S. bank acceptable to the Insecure Party, on terms and conditions acceptable to the Insecure Party, and in an amount sufficient to cover all amounts potentially due from the Section

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A Defaulting Party under this Agreement -- that may be drawn upon by the
Insecure Party if the Section A Defaulting Party does not fulfill its obligations under this Agreement in a timely manner.

            2. If bankruptcy proceedings are commenced with respect to the Section A Defaulting Party and if this Agreement has not otherwise terminated, then to the extent permitted by the Bankruptcy Court, the Insecure Party may upon * prior written notice suspend all further performance of this Agreement until the Section A Defaulting Party assumes or rejects this Agreement pursuant to Section 365 of the Bankruptcy Code or any similar or successor provision. Any such suspension of further performance by the Insecure Party pending the Section A Defaulting Party's assumption or rejection will not be a breach of this Agreement and will not affect the Insecure Party's right to pursue or enforce any of its rights under this Agreement or otherwise.

      B. COVENANT DEFAULT

      If either party (the "SECTION B DEFAULTING PARTY") shall refuse, neglect or fail to perform, observe, or keep any material covenants, agreements, terms or conditions contained herein on its part to be performed, observed, and kept (other than any such covenant or agreement for which this Agreement provides an exclusive remedy and other than the covenants described in ARTICLE XV.E), and such refusal, neglect or failure (individually and collectively, a "BREACH") shall continue for a period of * after written notice to cure such Breach to the Section B Defaulting Party thereof or such longer period as may be demonstrably necessary to complete the cure of such failure (but such longer period may not exceed * after the receipt of the notice to cure) (a "SECTION B DEFAULT") then the other party may upon * notice to the Section B Defaulting Party terminate this Agreement. If a notice of Breach is delivered and a notice of termination is not delivered within * after the end of the * cure period, as applicable, the other party shall be deemed to have waived its right hereunder to terminate for the particular occurrence of Breach for which the Section B Defaulting Party received notice. Notwithstanding the foregoing, if United shall permanently cease operations as a certificated air carrier, Contractor may give written notice and terminate the Agreement effective immediately after such cessation of operations.

      C. DEFAULT BY CONTRACTOR

      If Contractor shall refuse, neglect or fail to cure or perform any one of the following conditions, United may give Contractor written notice to correct such condition or cure such breach, and if any such condition or breach shall continue for *, or, in the case of ARTICLE XV.C.1 below, * after notice to Contractor thereof (a "SECTION C DEFAULT"), then United may terminate this Agreement upon * written notice to Contractor if:

            1. Contractor's operations fall below any of the following three levels for * (in other words, Contractor will not have failed to comply with the condition in this

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paragraph if it does not fall below any one or more of the following three levels at any time during a period of *):

                  a. less than *% Controllable Flight Completion (excluding cancellations resulting from weather, Air Traffic Control, labor actions, or from causes solely attributable to United or the station designated ground service provider);

                  b. greater than * Mishandled Bags per * passengers (excluding stations where Contractor does not handle the ramp operations); and

                  c.    less than *% of flight departures are On-Time zero; or

            2. Contractor knowingly maintains falsified books or records or submits false reports of a material nature

            If notice of breach is delivered under this Section and a notice of termination is not delivered within * thereafter, then United shall be deemed to have waived its right to terminate under this Section for only the particular occurrence for which Contractor received notice.

      D. SIMILAR AGREEMENTS

      United may terminate this Agreement with * prior notice (i) if Contractor or any of its affiliates is in breach of the terms of ARTICLE 0 (Operating Restrictions) or (ii) if Contractor or any of its affiliates is in breach of the terms of ARTICLE IV.A.2 (Code Share Limitations) (a "SECTION D DEFAULT"), and Contractor has failed to cure such breach within * after it occurs. If notice of breach is not provided within * after United becomes aware of such breach, United shall be deemed to have waived its right to terminate under this Section for the particular occurrence of breach for which Contractor received notice.

      E. NON-COMPLIANCE WITH STANDARDS

            1. If Contractor shall refuse, neglect, or fail to perform or observe the provisions of the United Express Service Standards or Aircraft Ground Handling Procedures to be performed, observed, and kept with regard to one or more city pairs under this Agreement, and such refusal, neglect or failure shall continue for a period of * after United delivers written notice to cure such default to Contractor thereof (a "SECTION E DEFAULT") then United may upon * notice to Contractor terminate this Agreement with regard to the city pairs involved or as to the entire Agreement at United's discretion. United acknowledges that except as set forth in Appendix B, United will contract with the Ground Handling Provider and United shall ensure such Ground Handling Provider complies with the standards set forth by United.

            2. Contractor warrants that it shall maintain compliance with the requirements of APPENDIX G for the term of this Agreement. Any failure to maintain such compliance shall immediately be brought to United's attention together with

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corrective actions taken by Contractor or a correction action plan. In the event that United or any governmental agency with jurisdiction over the safety requirements referenced in APPENDIX G provides written notice to Contractor that it is not in compliance with such requirements (including any new requirements published by the government from time to time) or any corrective action plan related thereto (a "SECTION E SAFETY DEFAULT"), and in the absence of any immediate threat to the safety of persons or property (a "CRITICAL SAFETY EVENT"), Contractor shall have * (or such shorter period directed by the relevant governmental agency) within which to cure such default. Should Contractor fail to cure the Section E Safety Default within the cure period, or if there exists a Critical Safety Event, United may, in whole or part, suspend or terminate this Agreement or any terms or conditions impacted by such failure or Event, without further liability; but, with reservation of all other rights and remedies available to United.

      F. CONSEQUENCES OF TERMINATION

      Any termination pursuant to one or more of the provisions of this Agreement will be without additional liability to the party initiating such termination and will not be construed so as to relieve either party hereto of any debts or obligations, monetary or otherwise, to the other party that accrued hereunder prior to the effective date of such termination. Each party will be entitled to any and all damages recoverable and remedies under law or in equity against the other for any breach by the other party of this Agreement, regardless of whether the non-breaching party elects to terminate this Agreement;

      G. UNITED'S LIQUIDATED DAMAGES

            1. If United terminates this Agreement pursuant to the terms of this ARTICLE XVI, including for Contractor's breach, then Contractor will pay to United as liquidated damages, and not as a penalty, the *, for each *; provided, however, that if United secures another carrier to replace Contractor in the city pairs served by Contractor under this Agreement as a United Express Carrier at any of the affected stations, or if United determines that United could replace Contractor without increasing its damages in these city pairs, then the liquidated damages will be adjusted as follows:

                  a. *

                  b. *

                  c. *

            2.    For purposes of this Article XV.G,

                  a. "*" means the *.

                  b. "*" shall equal *.

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                  c. The amount of the "*" shall equal the sum *.

                  d. "*" means the *.

                  e. "*" means the *.

            3. If this Agreement is terminated in a manner such that United shall have the right to damages under this Article XV.G, United shall, in good faith and in a commercially reasonable manner, secure another carrier to replace Contractor and take such other reasonable actions so as to mitigate the damages owed to United hereunder.

            4. The inclusion of this Article XV.G, is not intended to modify, waive or restrict Contractor's rights to exercise any and all remedies available at law or in equity for United's breach of this Agreement.

            5. The provisions of this Article XV.G, shall not be applicable to a termination of this Agreement by United pursuant to Article III.C as a result of Contractor's failure to meet the conditions referenced in Article XV.C.1; provided, that the exclusion of the applicability of this Article XV.G to Article XV.C.1 shall not be deemed to be a waiver of any right which United may have for remedies at law or in equity.

      Not withstanding the above, total liquidated damages shall in no case exceed $* aggregate.

      H. RESTRICTED ACTIONS

      Contractor shall not take, nor agree to take, any of the following actions without United's prior written consent: (a) dispose of any of United's assets, or (b) enter into any agreements with third parties which create liens, claims or encumbrances on any of United's assets. To the extent that Contractor engages in, invests in or otherwise is responsible (financially or otherwise) for any business, activity or operation other than Contractor's United Express Services, and unless otherwise expressly agreed in writing with United, Contractor will ensure that the costs and expenses associated with or allocable to such other businesses, activities or operations are not charged to or recovered from United in any way.

XVII. ASSIGNMENT, MERGER AND ACQUISITION

      A. ASSIGNMENT

      This Agreement may be terminated by either United or Contractor (the "FIRST PARTY") if the other party assigns this Agreement or any of its rights, duties or obligations under this Agreement (except an assignment of the right to money to be received hereunder and except to any affiliate of Contractor) without the prior written consent of the First Party. In the event that this Agreement is assigned in violation of this ARTICLE

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XVI, without such consent having been given in writing, the First Party will have the right to terminate this Agreement immediately by telegraphic or written notice to the other party; provided, however, that a corporate reorganization that does not result in a material change in the ultimate ownership of Contractor from the ownership that existed prior to such transaction will not be considered an assignment as long as all of the entities succeeding to any of the assets or liabilities of Contractor prior to such corporate reorganization agree to be bound by this Agreement.

      B. MERGER AND ACQUISITION

      In the event Contractor merges with, or if control of Contractor is acquired by, another air carrier, or a corporation directly or indirectly owning or controlling or directly or indirectly owned or controlled by another air carrier (a "HOLDING COMPANY"), or a corporation directly or indirectly owned or controlled by any such Holding Company, United will have the option to terminate this Agreement without liability to Contractor. Should United elect not to terminate the Agreement, the Holding Company shall be obligated to comply and perform under the full terms of this Agreement.

XVIII. CHANGE OF LAW

      Notwithstanding anything herein to the contrary, in the event there is any change in the statutes governing the economic regulation of air transportation, or in the applicable rules, regulations or orders or interpretation of any such rule, regulation or order of the DOT or other department of the government having jurisdiction over air transportation, which change or changes materially affect the rights or obligations of either party hereto under the terms of this Agreement, then the parties hereto will consult, no later than * after any of the occurrences described herein, in order to determine what, if any, changes to this Agreement are necessary or appropriate, including but not limited to the early termination of this Agreement. If the parties hereto are unable to agree whether any change or changes to this Agreement are necessary and proper, or as to the terms of such changes, or whether this Agreement should be terminated in light of the occurrences described above, and such failure to reach agreement continues for a period of * following the commencement of the consultations provided for by this ARTICLE XVIII, then this Agreement may be terminated by either party immediately upon providing the other party * prior written notice of such termination. Any such termination will be without additional obligation or liability to both parties except that such termination will not relieve either party of any debt or obligation, monetary or otherwise, accruing hereunder prior to the effective date of termination.

XIX.  TAXES, PERMITS AND LICENSES

      A. TRANSACTION TAXES

      Contractor agrees to indemnify and hold United harmless from any and all penalties or interest arising out of any real and personal property, sales and use,

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occupational, gross receipts, value added, income, franchise and any other taxes, customs, duties, excise taxes, fees, charges or assessments, of any nature whatsoever imposed by any federal, state, local or foreign government or taxing authority upon Contractor or United with respect to Contractor's performance of this Agreement, or to Contractor's operations, or the equipment contained therein or services provided thereby, or the revenues derived there from (except for penalties or interests arising out of any tax upon or measured by United's revenues, net income or any franchise tax). If a claim is made against United for any penalties or interest referred to above, United will promptly notify Contractor and request payment of such claim. If requested by Contractor in writing, United will upon receipt of indemnity and evidence that Contractor has made adequate provision for the payment of such penalties or interest, reasonably satisfactory to United, contest the validity, applicability or amount of such penalties or interest, taxes and other charges at Contractor's expense. Contractor shall pay United upon demand for all expenses incurred (including, without limitation, all costs, expenses, losses, legal and accountants' fees, penalties and interest) in making payment, in protesting or seeking refund of such penalties or interest.

      B. PAYROLL TAXES

      Contractor acknowledges that it is responsible for and will pay to the appropriate authority, and will indemnify and hold United harmless from, any and all federal or state payroll taxes, FICA, unemployment tax, state unemployment compensation contribution, disability benefit payments, insurance costs and any other assessments or charges which relate directly or indirectly to the employment by Contractor of Contractor's employees. United acknowledges that it is responsible for and will pay to the appropriate authority, and will indemnify and hold Contractor harmless from, any and all federal or state payroll taxes, FICA, unemployment tax, state unemployment compensation contribution, disability benefit payments, insurance costs and any other assessments or charges which relate directly or indirectly to the employment by United of United's employees.

      C. PERMITS AND LICENSES

      Contractor will comply with all federal, state and local laws, rules and regulations, will timely obtain and maintain any and all permits, certificates or licenses necessary for the full and proper conduct of its operations, and will pay all fees assessed for airport use including but not limited to landing fees, user airport fees and prorated airport facility fees. Upon sufficient notice by United, Contractor further agrees to comply with all mandatory resolutions issued by the Air Transport Association of America ("ATA") and all non-binding recommended resolutions of the ATA which are adopted by United.

XX.   REVIEW

      During the term of this Agreement United may, at any time at its discretion, require a joint review of Contractor's aircraft and facilities to determine whether Contractor's United Express Services are meeting the requirements of this Agreement. Such review can include an obligation for Contractor to respond to reasonable information requests and to provide relevant documents. This review is not intended nor shall it be construed to relieve Contractor of its responsibility to provide a quality and airworthy aircraft that satisfies all FAA regulations. In addition, upon request by United, within * after each calendar quarter United and Contractor will meet to review Contractor's United Express Services during the preceding calendar quarter.

XXI.  JURISDICTION

      With respect to any lawsuit, action, proceeding or claim relating to this Agreement or any other agreement between United and Contractor (hereinafter, any such lawsuit, action, proceeding or claim is referred to as a "LAWSUIT"), each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction of the courts of the State of Illinois and the United States District Court located in the City of Chicago, Illinois, and (ii) waives any objection which it may have at any time to the laying of venue of any Lawsuit brought in any court, waives any claim that any Lawsuit has been brought in any inconvenient forum, and further waives the right to object, with respect to any Lawsuit, that such court does not have jurisdiction over such party. Nothing in this Agreement precludes either party hereto from bringing Lawsuits in any other jurisdiction in order to enforce any judgment obtained in any Lawsuit referred to in the preceding sentence, nor will the bringing of such enforcement Lawsuit in any one or more jurisdictions preclude the bringing of any enforcement Lawsuit in any other jurisdiction.

XXII. NOTICES

      Any and all notices, approvals or demands required to be given in writing by the parties hereto will be sufficient if sent by certified mail, postage prepaid, overnight delivery by a nationally recognized delivery company or hand delivery, to United, addressed to:

            United Air Lines, Inc.
            1200 E. Algonquin Road
            Elk Grove Township, Illinois 60007
            Attn:  - Director, United Express
            Fax:  847-364-6728

and to Contractor, addressed to:

            Mesa Air Group, Inc.
            410 N. 44th Street, Suite 700
            Phoenix, Arizona  85008
            Attn: Chief Financial Officer
            Fax:  602-685-4352

            With a copy to:

            Mesa Air Group, Inc.
            410 N. 44th Street, Suite 700

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            Phoenix, Arizona  85008
            Attn:  Vice President & General Counsel
            Fax:  602-685-4352

or to such other addresses in the continental United States as the parties may specify in writing.

XXIII. APPROVALS AND WAIVERS

      A. Whenever this Agreement requires the prior approval or consent of United, Contractor will make a timely request to United therefore and the consent will be obtained in writing. United will also consider, in its sole discretion, other reasonable requests individually submitted in writing by Contractor for United's consent to a waiver of any obligation imposed by this Agreement.

      B. United assumes no liability or obligations to Contractor by providing any waiver, approval, consent or suggestion to Contractor in connection with this Agreement, or by reason of any neglect, delay or denial of any request therefor.

      C. Except as otherwise provided for in this Agreement, no failure by either party to execute any power reserved to it by this Agreement, or to insist upon strict compliance by the other party with any obligation or condition hereunder, and no custom or practice of the parties at variance with the terms hereof will constitute a waiver of such party's right to demand exact compliance with any of the terms herein. Waiver by such party of any particular default by the other party will not affect or impair such party's rights with respect to any subsequent default of the same, similar or different nature, nor will any delay, forbearance or omission of such party to exercise any power or right arising out of any breach or default by the other party of any of the terms or provisions hereof will affect or impair such party's right to exercise the same or constitute a waiver by such party of any right hereunder or the right to declare any subsequent breach or default and to terminate this Agreement prior to the expiration of its term. Subsequent acceptance by such party of any payments due to it hereunder will not be deemed to be a waiver by such party of any preceding breach by the other party of any terms, covenants or conditions of this Agreement.

XXIV. GOVERNING LAW

      This Agreement and any dispute arising hereunder, including any action in tort, will be governed by and construed and enforced in accordance with the internal laws of the State of Illinois.

XXV.  CUMULATIVE REMEDIES

      Unless and to the extent as may be otherwise expressly stated in this Agreement, no right or remedy conferred upon or reserved to Contractor or United by this Agreement is intended to be, nor shall be deemed, exclusive of any other right or remedy herein or by law or equity provided or permitted, but each will be cumulative of every other right or remedy.

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

XXVI. FORCE MAJEURE

      Neither party shall be liable for delays or failure in performance hereunder caused by acts of God, acts of terrorism or hostilities, war, strike, labor dispute, work stoppage, fire, act of government, court order or any other cause, whether similar or dissimilar, individually or collectively, "Force Majeure" events beyond the control of Contractor or United. At any time following a Force Majeure event, United retains the right to reduce *. After * from the date of the qualifying Force Majeure event, margins shall return to the originally scheduled amount. Should such a Force Majeure event occur and Mesa's margins be reduced, United will agree to extend the term of the Agreement by * from the date of original termination for *.

XXVII. SEVERABILITY AND CONSTRUCTION

      A. Each term or provision of this Agreement will be considered severable, and if, for any reason, any such term or provision herein is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such will not impair the operation of, or have any other effect upon, other terms or provisions of this Agreement as may remain otherwise enforceable, and the latter will continue to be given full force and effect and bind the parties hereto, and said invalid terms or provisions will be deemed not to be a part of this Agreement.

      B. The captions appearing in this Agreement have been inserted for convenience only and will not control, define, limit, enlarge or affect the meaning of this Agreement or any of its provisions.

XXVIII. ACKNOWLEDGMENT

      A. Each party expressly disclaims the making of, and acknowledges that it has not received, any warranty or guarantee, express or implied, as to the potential volume, profits or success of the business venture contemplated by this Agreement.

      B. Each party acknowledges that it has received, read and understood this Agreement and the Appendices hereto.

XXIX. CONFIDENTIALITY

      A. Except as required by law (including federal or state securities laws or regulations) or by the rules and regulations of any stock exchange or association on which securities of either party or any of its affiliates are traded, or in any proceeding to enforce the provisions of this Agreement, United and Contractor hereby agree not to publicize or disclose to any third party the terms or conditions of this Agreement or any of the Related Agreements without the prior written consent of the other parties thereto.

      B. Except as required by law (including federal or state securities laws or regulations) or by the rules and regulations of any stock exchange or association on

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which securities of either party or any of its affiliates are traded, or in any proceeding to enforce the provisions of this Agreement, United and Contractor hereby agree not to disclose to any third party any confidential information or data, both oral and written, received from the other and designated as such by the other without the prior written consent of the party providing such confidential information or data.

      C. If either party is served with a subpoena or other process requiring the production or disclosure of any of the agreements, information or data described in ARTICLE XXVIII.A or ARTICLE XXVIII.B, then the party receiving such subpoena or other process, before complying with such subpoena or other process, shall immediately notify the other party of same and permit said other party a reasonable period of time to intervene and contest disclosure or production.

      D. Upon termination of this Agreement, each party must return to the other any confidential information or data received from the other and designated as such by the party providing such confidential information or data which is still in the recipient's possession or control.

      XXX. RELATED AND THIRD PARTY AGREEMENTS

      United and Contractor shall enter into agreements listed below in this
ARTICLE XXX (the "RELATED AGREEMENTS"). All such Related Agreements will automatically terminate contemporaneously with the termination of this Agreement unless termination shall otherwise be effected in accordance with the terms of such Related Agreements.

            a. Interline/Space Available Employee and Eligible Travel Agreement (United Contract No. 163648).

            b. Emergency Response Services Agreement. (United Contract No.
163649)

            c. United Express/Positive Space Employee Travel Agreement (United Contract No. 163467)

XXXI. ENTIRE AGREEMENT

      This Agreement, together with the Related Agreements, including any Appendices, Attachments and Exhibits attached hereto and thereto, contains the complete, final and exclusive agreement between the parties hereto with respect to the subject matter hereof, and supersedes all previous agreements and understandings, oral and written, with respect to such specific matter and said Agreement will not be modified, amended or terminated by mutual agreement or in any manner except by an instrument in writing, executed by the parties hereto.

XXXII. REFERENCES TO TIME PERIODS

      All references to the term "YEAR" in this Agreement shall mean contract year unless specifically stated otherwise. All references to the term "MONTH" in this

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

Agreement shall mean a full calendar month; provided that if the Effective
Date shall be other than the first day of a calendar month, then the first "MONTH" of this Agreement shall commence on the Effective Date and end on the last day of the month in which the Effective Date occurs. All references to the term "QUARTER" in this Agreement shall mean a calendar quarter; provided that the first "QUARTER" of this Agreement shall commence on the Effective Date and terminate on the last day of the calendar quarter in which the Effective Date occurs. Calendar quarters shall be January 1 through March 31, April 1 through June 30, July 1 through September 30, and October 1 through December 31.

      IN WITNESS WHEREOF, the parties hereto have by their duly authorized officers caused this Agreement to be entered into and signed as of the day and year first above written.

MESA AIR GROUP, INC.                                  UNITED AIR LINES, INC.

By:                                                   By:
   ---------------------------                            ----------------------

Name:                                                 Name: Greg T. Taylor
      ------------------------

Title:                                                Title: Sr. Vice President
      ------------------------
Planning
          --------------------
Date:                                                  Date:
        ----------------------                               -------------------

                                                                              57
k

                                   APPENDIX A

             UNITED MARKS & AIRCRAFT USED IN UNITED EXPRESS SERVICE

UNITED MARKS

UNITED EXPRESS

Stylized UNITED EXPRESS lettering

UNITED EXPRESS colors

Stylized letters UA

Uniform Design

Aircraft exterior and interior color decor

Other United Marks approved by United for use by Contractor

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                                   APPENDIX B

                         CITY PAIRS AND GROUND HANDLING

GROUND HANDLING***

         CUSTOMER
        SERVICE/TICKET       CUSTOMER           GROUND
          COUNTER*        SERVICE/GATES**     HANDLING/RAMP     RECEIPT/DISPATCH
          --------        ---------------     -------------     ----------------
ASE    Air Wisconsin          Air Wisconsin     Air Wisconsin      Air Wisconsin
COS       United                  United            United              United
CPR       SkyWest                SkyWest           SkyWest             SkyWest
DEN       United                Contractor       Contractor          Contractor
DRO     Contractor              Contractor       Contractor          Contractor
EGE     Contractor              Contractor       Contractor          Contractor
GJT       SkyWest                SkyWest         Contractor          Contractor
GUC     Contractor              Contractor       Contractor          Contractor
HDN     Contractor              Contractor       Contractor          Contractor
JAC     Contractor              Contractor       Contractor          Contractor
RAP       SkyWest                SkyWest           SkyWest             SkyWest
SAF     Contractor              Contractor       Contractor          Contractor

*     Includes Small Package Dispatch (SPD)(TM) service.

** Any unique ground equipment which is needed to service Contractor's aircraft will be provided by Contractor.

*** For purposes of the table above, Contractor, United, or a designated third party as applicable, shall provide or cause to be provided the designated services as shown in the table.

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

                                   APPENDIX C

                           CONTRACTOR SUPPORT SERVICES

      At all locations not set forth on APPENDIX B where Contractor operates scheduled air transportation as a United Express Carrier (i.e., Contractor Locations), Contractor will provide the following minimum services:

      (a) Contractor's employees shall be fully qualified personnel to handle Contractor's operations.

      (b)   Posting of signage and decor appointment as specified by United.

      (c)   Adequate check-in areas including passenger waiting room facilities.

      (d) Security facilities, personnel and passenger screening procedures as are required by applicable orders, rules and regulations of the FAA or other government agencies and those standards specified by United.

      (e) Capability of operating Automation Equipment (Apollo Services) for the purpose of providing passenger processing and operations in the configuration and under the procedures specified by United.

      (f) Baggage handling, delivery and tracing in accordance with procedures issued by United.

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

                                   APPENDIX D

      REIMBURSEMENT CATEGORIES & RATES PAYABLE TO CONTRACTOR

                                    * ******

      PASS-THROUGH UNIT RATES

                                     ********

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                                                            DEFINITIONS

      FLYING COST DESCRIPTIONS

                                        DESCRIPTIONS OF CARRIER CONTROLLED COSTS

        * ******

                                              DESCRIPTIONS OF PASS-THROUGH COSTS

         ******

      GROUND HANDLING COST DESCRIPTIONS

                                        DESCRIPTIONS OF CARRIER CONTROLLED COSTS

        ******

                                        CATEGORIES OF PASS-THROUGH COSTS

        ******
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                                   APPENDIX E

                    INCENTIVE PROGRAM & 2003 OPERATING GOALS

                            * *****

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                                   APPENDIX F

                               LIABILITY INSURANCE

                                   Issued by:

                                 Date of Issue:

THIS IS TO CERTIFY TO: UNITED AIR LINES, INC.

that Insurers are providing 100% of the following Aircraft Hull & Liability
Insurances:

NAME INSURED:

PERIOD OF INSURANCE:

INSURERS:

POLICY NUMBER:

GEOGRAPHICAL LIMITS:                      Worldwide Hull War limited to Western
                                          Hemisphere with commercial
                                          insurance; territorial limitations
                                          not defined in FAA policy.

AIRCRAFT INSURED:                          All aircraft owned or operated by the
                                           Named Insured.

DESCRIPTION OF COVERAGE:                   Comprehensive Airline Liability
                                           Insurance, Contractual Liability,
                                           including Aircraft Liability,
                                           Passenger , Liability War Risk should
                                           the FAA stop carrying it, including
                                           both Passengers and Other Third
                                           Parties, Cargo Liability and
                                           Comprehensive General Liability,
                                           including Hangarkeepers, Excess
                                           Automobile,Host Liquor Liability,
                                           Personal Injury, and Products
                                           Liability/Completed Operations
                                           coverage.  All Risk Physical Damage
                                           Hull Coverage

LIMIT OF LIABILITY                         Combined Single Limits to be
                                           specified consistent with ARTICLE
                                           III.1. Aircraft Hull All Risk per the
                                           Agreed Value,or up to $* per added
                                           aircraft.

SPECIAL PROVISIONS:

The insurers agree that coverage under this policy, by formal endorsement or otherwise, is extended to insure all relevant terms and conditions of the United Express Agreement, subject to the policy terms, conditions, limitations and exclusions, between Contractor and United concerning Contractor's Aircraft, (hereinafter referred to as "Agreement"), including, inter alia:

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      1.    The Insurers accept and insure the Indemnity and Hold Harmless provisions of the Agreement, subject to the policy terms, conditions, limitations and exclusions.

      2. United, its affiliates, and their respective directors, officers, employees, agents and indemnitees are named as additional insureds to the extent of the liability assumed by Contractor under the Agreement, subject to the policy terms, conditions, limitations and exclusions.

      3. The Insurers agree that United shall not be liable for, nor have any obligation to pay any premium due hereunder, and Insurers further agree that they shall not offset or counter-claim any unpaid premium against the interest of United.

      4. The Insurers agree that all provisions of this insurance, except for the limits of liability, shall operate in the same manner as if there were a separate policy issued to each Insured.

      5. The Insurers agree that this insurance shall be primary insurance without any right of contribution from any other insurance which is carried by United.

      6. The Insurers agree to waive their rights of subrogation against United, its officers, directors, employees and indemnitees, to the extent the Contractor has waived and released its rights under the Agreement.

      7. The Insurers agree that as respects the interest of United, its directors, officers, employees and indemnitees, this insurance shall not be invalidated by any action or inaction of the Contractor, its officers, directors or employees, and shall insure United, its directors, officers, employees and indemnitees regardless of any breach or violation of any warranties, declarations, conditions or exclusions contained in the policy by the Contractor, its officers, directors or employees.

      8. In the event of cancellation for any reason whatever or if any change of a restrictive nature is made affecting the insurance certified hereunder, or if this insurance is allowed to lapse due to non-payment of premium, such cancellation, change or lapse shall not be effective as to United, its directors, officers, employees and indemnitees for at least * (* in the case of non-payment of premiums, * notice of cancellation with respect to war risk) after written notice by registered mail of such cancellation, change or lapse shall have been mailed to United.

      9. With respect to claims or causes of action in favor of United or its directors, officers, agents or employees, they shall not be considered as additional insured thereunder.

DATED:
       ----------------------

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AUTHORIZED REPRESENTATIVE:
                          --------------------------

                                   APPENDIX G

        SAFETY STANDARDS FOR UNITED AIRLINES AND UNITED EXPRESS CARRIERS

We have developed common safety standards to evaluate and effectively manage safety. We will commit to:

Contractor represents and warrants that it is in compliance with the U.S. Department of Defense (DoD) Quality and Safety Requirements (and any other applicable governmental quality or safety requirement) and continues to comply with all applicable Federal Aviation Regulations (F.A.R.). Contractor further warrants that it shall maintain compliance with these requirements for the term of this Agreement. Additional safety reviews and audits may be required at United's discretion and Contractor shall cooperate with all such reviews and audits.

In addition, Contractor agrees to the following:

- Mutual support of one another in implementing these standards by sharing safety data, information and expertise.

-     Quality maintenance and operations training programs

- A carrier internal evaluation program to monitor key safety issues, including maintenance practices, required inspection items, technical document control, dangerous goods handling, training records and qualifications for all personnel.

-     Quality programs to manage outsourcing of services.

-     A formalized maintenance quality assurance program.

-     Implementation of a program to rectify FAA inspection findings.

-     Presence of a voluntary disclosure program.

- Formal process to routinely bring safety and compliance issues to the attention of carrier's senior management.

-     Anonymous safety hazard reporting system.

- A Senior Management policy statement supporting open safety reporting by employees.

- Director of Safety, reporting to the highest levels of management, overseeing the carrier's safety programs.

- Process for managing required corrective actions from FAA and internal audit program as well as employee disclosure.

-     Ongoing flight safety education/feedback program.

-     Ground safety program in airport operating areas.

- Incident investigation process that includes accountability, recommendations and actions taken.

- Establishment and maintenance of emergency response procedures and manual.

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      -     Participation in UAL/industry safety information exchange forum.

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                                   APPENDIX H

                        UNITED EXPRESS SERVICE STANDARDS

      These Service Standards are meant to provide an overview for United Express carriers of the service expectations established by United Airlines for the day-to-day delivery of United's product. This document is not intended to be an all inclusive manual of regulations, but to instead serve as a simple, helpful source of information. The Service Standards outlined herein may change from time to time, subject to the needs of the operation and our product delivery. Any changes to these standards are at the sole discretion of United Airlines and are not subject to contractual negotiations. Provided, however, the parties have agreed to specific performance goals in this Agreement and nothing shall be altered or changed that otherwise affects the economics of the Agreement.

      It is the responsibility of each United Express carrier to maintain an adequate number of employees at each location and support group or department and to operate in a safe and reliable manner, which serves the customer at the levels of service outlined by these Service Standards.

I.    CUSTOMER SERVICE

Uniforms: United Express employees are required to wear the United designated uniform for Customer Service personnel. There is to be no deviation from this uniform and it is to be worn at all times while on duty. Employees in uniform, on or off duty are not allowed to drink intoxicating beverages, give the appearance of being intoxicated or visit any establishment whose primary purpose is to dispense liquor (e.g. bars, saloons, cocktail lounges, liquor stores). "Uniform" refers to any uniform apparel bearing the United brand or insignia, or which can be in any way identified with United Airlines or United Express. Because the actions and appearance of employees influence, to a considerable extent, the public's opinion of the United brand, uniformed employees must be mindful of this and conduct themselves accordingly. For complete information on the uniform and accessory items, review the Customer Service Uniform Appearance Guidelines.

Training: Each United Express carrier is responsible to train all Customer Service Representative (CSR) employees, including employees of another carrier who may be contracted to perform these duties, using the same training modules and computer assisted training provided by United Airlines. This training will include, but is not limited to, all functional aspects for customer handling at the ticket counter, gate, or baggage service.

      - United Airlines will provide the necessary "Train the Trainer" support, but it is the responsibility of each United Express carrier to maintain trainer proficiency, knowledge and skill level.

      - Each new hire CSR, or newly assigned CSR, must receive formal United Express customer service training as soon as possible, but not later than 30 days after the

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            date of employment or date of assignment. In either case, training must be specific to the employee's job function and task assignment. An employee may not work in an area in which he or she has not been properly trained.

      - Each CSR must maintain proficiency in product knowledge, delivery and skill level.

      - Each United Express carrier may add to the United training curriculum to meet its individual carrier needs, but it may not delete any portion of the United designated curriculum without written approval by United Airlines.

      - All CSRs must complete TL17/17 lessons each week within 7 days of issuance.

Service Delivery: In the most basic interaction with the customer, United's service standards encompass the foundation of service, which is: 1) Greet the customer. 2) Use the customer's name. 3) Listen to the customers and respond to their needs. 4) Give direction to the next step. 5) Acknowledge the customer's importance to United and thank them for flying United Express.

Goals:

      -     Lobby line wait time: 10 minutes

      -     Jet bridge delivery time: 1 minute

      - Meet the inbound aircraft (non-jet bridge locations) and open aircraft passenger door within 2 minutes of block time.

Service Tools: Customer Problem Resolution, or CPR, was created as a means to provide customer service employees with the ability to resolve customer problems on the spot, as they occur. CPR may include certificates for a free drink, a credit of Mileage Plus miles to a customer's Mileage Plus account, or a Travel Certificate to be used towards the purchase of future airline tickets. Other tools may also include accommodation vouchers for hotels, cab/bus, or meals. It is the responsibility of the United Express carrier to use and manage these tools within United Airlines guidelines. The United Express carrier is accountable for the safeguarding and appropriate use of these very important customer tools. The United Express carriers are responsible for cost associated with any accommodation vouchers written as a result of Contractor's failure to complete a flight within 3 hours of scheduled completion time as a result of mechanical issues or crew delays.

Flight Close Out: All flights must be closed out in Apollo/ACI immediately after departure. This includes making the appropriate PB, PFS and PD entries. All passenger counts, including revenue and non-revenue passengers, denied boardings, as well as an accounting of any bags held off due to weight/space restrictions, should be noted in the open comments field of the flight close out message. Flight close out must be completed within 10 minutes of flight departure.

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Flight Information (FLIFO): All flights must be updated with OUT/OFF/ON/IN times within ten (10) minutes of actual occurrence to ensure accurate information to customers and to employees making operational decisions. ETAs and ETDs must also be entered within ten (10) minutes of the scheduled departure/arrival, and at every 10 minute interval thereafter for ongoing or rolling delayed flights.

Customer Service Supplies: Each carrier must maintain an adequate amount of Customer Service supplies to conduct its day-to-day business operation. Each United Exprss carrier will use United Airlines designated supplies and vendors and is responsible for the purchase of those supplies, except where United handles that carrier.

II. RAMP SERVICE

Uniforms: United Express employees are required to wear the United designated uniform for Ramp Service personnel. There is to be no deviation from this uniform and it is to be worn at all times while on duty. Employees in uniform, on or off duty are not allowed to drink intoxicating beverages, give the appearance of being intoxicated or visit any establishment whose primary purpose is to dispense liquor (e.g. bars, saloons, cocktail lounges, liquor stores). "Uniform" refers to any uniform apparel bearing the United brand or insignia, or which can be in any way identified with United Airlines or United Express. Because the actions and appearance of employees influence, to a considerable extent, the public's opinion of the United brand, uniformed employees must be mindful of this and conduct themselves accordingly.

      - In a line station, employees may combine pieces of the customer service uniform with pieces of the ramp uniform as long as the shirt or blouse is either the customer service shirt or blouse, or the ramp knit shirt.

      - In a hub station, ramp personal must wear combinations of the United ramp uniform only.

For a review of the Ramp Service uniform, review the Ramp Service Uniform Guide.

Training: It is the responsibility of each United Express carrier to train its Ramp Service employees, including employees of another carrier who may be contracted to perform these duties. This training will include, but is not limited to, load planning, baggage handling, ramp safety and security, ramp driving, aircraft familiarization, aircraft servicing, receipt and dispatch of aircraft, baggage make-up, baggage transfer, claim area delivery, baggage scanning, live animal handling, dangerous goods, aircraft de-icing, Small Package Delivery ("SPD") and mail handling.

      - Each new hire, or newly assigned Ramp Service employee, must receive formalized training as soon as possible, but not later than 30 days after his or her date of employment or date of assignment.

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

      - Each Ramp Service employee must maintain product and delivery proficiency, knowledge and skill level.

Baggage Transfer: In a Hub or connecting station, each United Express carrier is responsible for the transfer of all baggage/mail/cargo to United and other airlines. Transferred bags are delivered as follows:

      - Carry-on (security checked) bags placed in the pit/hold, are to be removed and delivered to the customers immediately at planeside.

      -     `City Bags' are to be delivered directly to the baggage claim area.

      - `Hot Bags', whose window of time is determined on a local level by United Airlines, are to be delivered to the connecting flight at the gate. The gate drop point is to be determined locally by United.

      - `Cold Bags', bags outside the Hot Bag window, are to be delivered to the designated sorter belt or transfer point.

      - `Interline Bags' are to be delivered to the designated interline drop point.

Goals:

      - Claim Area Baggage Delivery: Priority Bags delivered First; Last City bag delivered within 20 minutes of flight Block time

      - Scanning: [97%] scanning rate uploaded within 10 minutes of departure of each flight

      - MBTA (Mishandled Baggage Trend Analysis or the ratio of passengers mishandled per 1000 boarded.): Rates are determined in conjunction with United's corporate goal on an annual basis

      - Message or meter to downline station with the transfer bag loading placements referred to as XBUE (Express Baggage loading message):
            Sent within 10 minutes of the departure of each flight

      -     Baggage Loading Audits:[ 95%] compliance

Ground Handling: United Express carriers are responsible for obtaining all applicable federal, state, and local regulatory approvals for conducting business at each location from which they operate. In addition, carriers will ensure their ground handling procedures will satisfy all federal, state, and local regulations. Each carrier will provide United with a copy of its station and ground handling procedures.

From time to time, it may become necessary for United to ground handle United Express, or on very limited occasions for United Express carriers to ground handle United. It is the responsibility of the operating carrier to train the ground handling carrier in all aspects of the required work to be performed. Such work may include, but is not limited to:

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

      - Receipt and dispatch of aircraft, ramp safety, ramp driving, aircraft differences, aircraft servicing (potable water and lavatory), aircraft cleaning, towing, baggage handling, baggage loading and transferring, live animal handling, deicing, weight and balance, and dangerous goods.

Required training may be done one-on-one, group, or train-the-trainer. In the case of train-the-trainer, it is then the responsibility of the ground-handling carrier to train other additional personnel. The ground handling carrier will ensure that proper training records are initiated, retained and current.

The ground-handling carrier will ensure that all required licenses and logs are maintained and retained as necessary.

Each carrier is responsible for acquiring its required licenses.

The ground handling carrier will cooperate with any required governmental or corporate inspection or audit, and will promptly correct any deficiencies found.

The operating carrier is responsible for managing all performance related criteria. However, the ground handling carrier will make every "best faith" effort to ensure that all performance requirements are met.

The ground handling carrier agrees to keep the operating carrier informed of any deficiencies, irregularities and breach of procedures or problems of any type that may negatively impact the operating carrier or its operating certificate.

The ground handling carrier will immediately advise the operating carrier of any material change in space, parking location, manpower, or any other shortcoming that may impact either carrier's operation or costs.

The ground handling carrier will use its own ground equipment wherever possible.

III. IN FLIGHT

Uniforms: United Express Flight Attendants are required to wear the United designated uniform. There is to be no deviation from this uniform and it is to be worn at all times while on duty. Employees in uniform, on or off duty are not allowed to drink intoxicating beverages, give the appearance of being intoxicated or visit any establishment whose primary purpose is to dispense liquor (e.g. bars, saloons, cocktail lounges, liquor stores). "Uniform" refers to any uniform apparel bearing the United brand or insignia, or which can be in any way identified with United Airlines or United Express. Because the actions and appearance of employees influence, to a considerable extent, the public's opinion of the United brand, uniformed employees must be mindful of this and conduct themselves accordingly. For complete information on the uniform and accessory items, review the Customer Service Uniform Appearance Guidelines.

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Training: It is the responsibility of each United Express carrier to train its own Flight Attendants in accordance with its FAA-certified program.

In Flight Service:

      - Wherever possible, snack and beverage items should be consistent with the products served by United Airlines. United acknowledges that Contractor has priced its rates for inflight service on soda and pretzel-like snacks. Any changes to this level will require an adjustment to the catering cost category.

      - All in-flight service items, including but not limited to napkins, cups, and food items, if branded, shall be branded as United Express. Contractor may, with the prominent use of the United Express logo, also indicate that the flight is operated by Contractor.

      - Each United Express aircraft will be supplied by United with an adequate supply of Hemispheres and SkyMall Magazines. United Express carrier must place these two magazines in the designated seat pocket of each seat. Hemisphere and SkyMall magazines are the only magazines authorized in the seat pockets. Exceptions must be approved in writing by United.

      - In all on board announcements, it is appropriate to announce the United Express carrier's name, but the name "United Express" must be included. For example, "On behalf of Mesa Airlines, we would like to thank you for flying United Express today."

      - While a contracted carrier provides basic announcements, United may request that the United Express carrier make promotional announcements on behalf of United from time to time. Such requests will be honored and executed by the United Express carrier.

IV. OPERATIONAL GOALS

There are four (4) primary operational Goals that each United Express carrier is expected to achieve: On-time-zero; Completion (less Weather/ATC/UA Requested Cancellations); MBTA, and Repurchase Intent. These goals are set at the beginning of each calendar year and may be adjusted year over year. In addition, other target goals may be added to help improve the operation, such as: STAR,
Arrival: 14, Block Time, etc. It is expected that each carrier will use commercially reasonable, but diligent, efforts to achieve these goals, whether contractual or otherwise. Such goals may be changed or added to by United, as operational needs demand.

      - Controllable Completion: The Controllable flight completion goal shall be defined as to exclude all cancellations due to weather, ATC restrictions, acts or omissions caused by United or its employees or agents, cancellations resulting from emergency airworthiness directives, and requests made by United to cancel flights to free up ATC slots. Actual Controllable Completion is the actual number of completed departures / (divided by) (Total scheduled departures -
            (less)

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            cancels due to weather ATC, air worthiness directives, acts of omissions of United and United Requested Cancels )

      - On Time Zero: The On Time Zero goal is the carriers system wide On Time Performance. Actual On Time Zero is the number of On Time Departures divided by the Total Scheduled Departures.

      -     Mishandled Baggage-MBTA: (See above definition)

Repurchase Intent (RPI) - Marketrak: United Airlines receives feedback from our customers through the "Marketrak" survey program on their satisfaction in flying United Express flights. Each United Express carrier must participate fully in this program. Ratings for RPI are not compared between carriers. Each carrier's individual rating is compared to its own historical performance.

Repurchase Intent (RPI): RPI is based upon customer response to their intent to repurchase or use again United Express services as reflected in the Marketrak survey. Actual RPI shall be determined by the percentage of customer who responded on customer surveys that they would "Definitely" or "Most Likely" buy another ticket on United or United Express.

V. MISCELLANEOUS

ACARS: Each United Express carrier is to use an ACARS system on all United Express flights for the purpose of providing timely and accurate Flight

Information (FLIFO).

Signage: It is the responsibility of each United Express carrier to provide appropriate and adequate brand signage, which is designated and approved by United Airlines. Brand name(s) to be used on signage is as follows:

      - United Handled City: All signage will reflect the United Airlines brand. United Express signs may be used at the departure gate for United Express flights at the discretion of United.

      - Shared United/United Express Handled City: All signage at the ticket counter will reflect the United Airlines brand. Signage at the United Express handled gate(s) will reflect the United Express brand. Signage on the approach to the airport and on the curb to the airport terminal will primarily reflect United Airlines, but may, if appropriate, reflect United Express as well.

      - United Express Handled City: All signage will reflect the United Express brand.

It is the responsibility of the United Express carrier to ensure that all federally mandated signage is in place in accordance with regulations.

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Small Package Dispatch (SPD): United Express carriers will participate in
United's SPD program, accepting SPD shipments at the ticket counter up to 1 hour prior to the departure of each flight and returning SPD shipments to the designated delivery point within 30 minutes of the arrival of each flight.

      Carrier will accomplish all necessary input of data into United AFIS system, within required input standards of the following:

    BSPD      Build Air Waybill - SPD       Within 1 hour of acceptance

    RAFT      Shipment on hand - SPD        Within 30 minutes of flight arrival

U.S. Mail: United Express carriers will participate with United in the transportation of U.S. Mail in accordance with applicable guidelines. Each United Express carrier will work with United in obtaining USPS Air System Contracts for United designated market.

      Effective 9/28/2003 carriers participating in the CAIR 2003 contract will be required to scan individual pieces of mail at the following touch points: possession, load, transfer (if applicable) and delivery. The scanning will be required for payment and will be the basis for measuring performance. Performance is by class of mail:

            First Class Mail                    92%
            Priority Mail                       95%
            Express Mail                        98%

Station Operations Center (SOC) - Hub Locations: Each United Express carrier will provide adequate staffing in the United Airlines SOC of each designated hub city. Such Staffing will be provided during all normal hours of operation.

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                  REMAIN-OVERNIGHT ("RON") CLEANING STANDARDS
                        WORK TASKS AND STANDARDS MATRIX

       AREA - OVERNIGHT CLEAN                         TASK - OVERNIGHT CLEAN                             APPEARANCE
------------------------------------- ------------------------------------------------------- --------------------------------
FLIGHT DECK                           -   Remove and replace trash bag                        -   Windshield and glare
                                      -   Vacuum the floor and seats                              shield are clear
                                      -   Damp mop non-carpeted floor                         -   Floors, seats,
                                      -   Damp wipe inside and outside of                         dashboard and center console
                                          windshield and glare shield with water                  free of dust and debris
                                      -   Remove debris                                       -   New trash bag
                                      -   Spot clean ceiling/cockpit door                     -   Clean cup
                                                                                                  holders,ceilings,doors


GALLEY                                -   Floor - vacuum and/or mop                           -   Free of dirt and debris
                                      -   Remove and dispose of all trash and                 -   Hard surface floors and
                                          leftover service items from storage                     drains are dry
                                          areas.
                                      -   Wash all hard surfaces in galleys:

                                                WATER          ALL-PURPOSE CLEANER             DISINFECTANT

                                                Coffee Makers      Floors, walls, counters        Mist
                                                                   Storage areas                  Counters & Floors, trash
                                                                   Drawers                        receptacles &
                                                                                                  compartments

SEATS/JUMPSEATS                       -   Brush crumbs and debris from seat area and floor    -   Seat area is free of
 (Includes all seat parts, i.e., seat -   Remove dirt and debris from personal property areas     dirt and debris
pocket, tray tables, etc.)            -   Damp wipe phones                                    -   Clean personal property
                                      -   Wipe arm and shroud of video screen                     areas
                                      -   Cross seat belts                                    -   Seat belts are crossed
                                      -   Wash tables with cleaner, dry & disinfect           -   Tables and hard
                                      -   Cross seat belts                                        surfaces are free of dirt and
                                      -   Seat back pocket:  CORRECT SAFETY CARD placed           residue
                                          first in seat back pocket. Replace missing or       -   Materials are orderly
                                          damaged seat back pocket materials.                     and in like new condition
                                      -   Straighten contents                                     with CORRECT SAFETY CARD in
                                                                                                  front

                LAVATORY              -   Wash all hard surfaces with cleaners                -   Free of dirt, dust and
                                          and mist with disinfectant                              debris floor to ceiling
                                      -   Scrub and clean toilet bowl with                    -   Mirror is clean and
                                          brush and cleaner and reset splash pan                  streak free
                                      -   Wipe all mirrors with glass cleaner                 -   New odor end (if nec.)
                                      -   Empty trash, wash container & compartment           -   Trash compartment and
                                          with cleaner, mist with disinfectant and                chute free of debris and door
                                          latch door                                              is latched
                                      -   Replace odor end if necessary (fragrance missing)
                                      -   Mop floor

              OVERHEAD BINS           -   Remove all debris                                   -   Free of debris
                                      -   Damp wipe exterior surfaces                         -   Clean exterior surfaces

WALLS, CEILINGS, AIRCRAFT DOOR,       -   Damp wipe/dry  with all-purpose cleaner             -   Clean, visible surfaces
CONSOLES, WINDOWS

        BLANKETS AND PILLOWCASES      -   Clean in plastic or neatly folded                   -   Clean

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                                   APPENDIX I

                            Intentionally left blank.

                                                                              77
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                                   APPENDIX J

OFFICER POSITION'S ENTITLED TO POSITIVE SPACE LEISURE TRAVEL ON CONTRACTOR'S UNITED EXPRESS FLIGHTS

* ****

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                                   APPENDIX K

                       REIMBURSEMENT FOR MANDATED CHANGES

GOVERNMENTAL REQUIREMENTS. If any governmental rule, order, regulation, or requirement affecting: (i) all aircraft similarly equipped as the Aircraft referenced in Appendix B; or (ii) all airlines flying similar equipment as the Aircraft referenced in Appendix B (a "MANDATED CHANGE" or "MC"), results in an incremental increase in any of the Carrier Controlled Costs, per Aircraft, then United shall bear a part (the "UNITED MC COST") of the per Aircraft cost of implementing the MC (the "MC COST"), where the MC is issued after the Effective Date and performed during the Term of this Agreement, but only to the extent as computed as follows, and where:

      1. If MC Cost is equal to or less than $*, Contractor pays *% of MC Cost, and the formula below is inapplicable.

      2. If MC Cost is equal to or greater than $*, the United MC Cost shall be determined by applying the formula below, where C shall be equal to the MC Cost * $*.

      3. If MC Cost is more than $*, but less than $*, the United MC Cost shall be determined by (a) first applying the formula below, where C shall be equal to the MC Cost minus $*, then (b) multiplying this formula-derived * by the unadjusted MC Cost (stated in $*) and dividing by *, to yield the final United MC Cost

                                      *****

      *     is (*) of the total number of (*);

      * is the number of (*) (a) starting from either (i) for Mandated Changes which are to be complied during or prior to the * month anniversary of this Agreement, of the Term of the Agreement or (ii) for Mandated Changes which are to be complied with after the * month anniversary of this Agreement, *, and (b) ending in the month in which the Mandated Change is complied with;

      *     is the considered life of the MC in months;

      * is the cost of the MC (i.e., the MC Cost), as adjusted in subparagraphs 2 and 3 above;

      *     is United's MC Cost.

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If a Mandated Change, as issued, has a specific limited life less than *, then the number of months limiting the life of the Mandated Change shall be substituted for * in the formula set out above. If the life of the Mandated Change is related to flight hours and aircraft cycles then a flight-time related life shall be computed for such Mandated Change as issued based on the average utilization of the Aircraft.

Contractor shall advise United of each single Mandated Change compliance requirement, the incremental cost of which is expected to exceed $* per Mandated Change. United and Contractor agree that the cost of complying with any Mandated Change shall be based on Contractor's direct (out of pocket) cost therefore and that United and Contractor shall exercise their best joint efforts to minimize the cost of such compliance and, if any Mandated Change is proving to be financially burdensome to either party, to find a mutually agreeable solution to such financial burden.

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